Registration Number 333-_______

U.S. Securities And Exchange Commission
Washington, D.C. 20549

AMENDMENT NO. 1
Form SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NORTH LILY MINING COMPANY
(Name of small business issuer in its charter)

                                     Utah                                                      52399                                                       87-0159350
                      (State or jurisdiction of                       (Primary Standard Industrial                  (I.R.S. Employer Identification No.)
                      incorporation or organization)             Classification Code Number)

1800 Glenarm Place, Suite 210, Denver, CO 80202; (303) 294-0427
(Address and telephone number of principal executive offices

1800 Glenarm Place, Suite 210, Denver, CO 80202; (303) 294-0427
(Address of principal place of business or intended principal place of business)

Stephen E. Flechner, 1800 Glenarm Place, Suite 210, Denver, CO 80202; (303) 294-0427
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

Title of each class                         Proposed maximum         Proposed maximum
of securities to be     Amount to be        offering price per       Aggregate offering      Amount of
registered              registered          unit                     Price                   registration fee
-------------------     -------------       ------------------       ------------------      ----------------

Common stock              3,693,000              $0.33 (1)              $1,218,690            $   393

Common stock that may
be issued upon
exercise of options
and warrants to
purchase common stock     1,600,000               $1.83                  $2,925,000           $  732

Common stock that may
be issued upon
exercise of warrants
to purchase common
stock                       110,000               $0.20                     $22,000           $    6

Common stock that
may be issued upon
conversion of notes       1,150,000               $0.20                    $230,000           $   46
                         ----------                                                            -----
TOTAL
                          6,553,000                                                           $1,177
(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 based on the average of the high and low prices of North Lily’s common stock reported on the “Bulletin Board” on February 13, 2001, which is within five business days of the date of filing (February 14, 2001)

North Lily hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until North Lily shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities And Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS DATED FEBRUARY 14, 2001

SUBJECT TO COMPLETION

SELLING SHAREHOLDER
PROSPECTUS

NORTH LILY MINING COMPANY

6,553,000 shares of common stock

        This prospectus relates to the transfer of up to 7,613,000 shares of common stock of North Lily Mining Company by the selling shareholders identified in this prospectus. North Lily will not receive any of the proceeds from the sale of these shares by the selling shareholders. North Lily will receive proceeds from the exercise, if any, of options and warrants to purchase common stock held by the selling shareholders. The shares consist of the following:

°	3,693,000 shares that were purchased by selling shareholders in private placement transactions or issued to selling shareholders as compensation pursuant to exemptions from federal and state registration requirements.

°	Up to 1,710,000 shares that may be issued to selling shareholders when they exercise options and/or warrants to purchase common stock that were purchased in private placement transactions.

°	Up to 1,150,000 shares that may be issued to selling shareholders when they convert notes that were issued in private placements.

        The selling shareholders have not entered into any underwriting arrangements. The prices at which the selling shareholders sell the common stock may be the market prices prevailing at the time of transfer, prices related to the prevailing market prices, or negotiated prices or for no consideration. Brokerage fees or commissions may be paid by the selling shareholders in connection with sales of the common stock.

        North Lily's common stock is quoted on the OTC Bulletin Board under the symbol "NLMC". On February 12, 2001, the closing price of the common stock was $0.35 per share.

        Investing in our shares involves certain risks. See the "Risk Factors" section beginning on page 4.

        Neither the Securities And Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 14, 2001

PROSPECTUS SUMMARY

        The following summary highlights information contained in this prospectus. In addition to this summary, you should read this entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements. All information in this prospectus should be considered before investing in our common stock.

North Lily	Until March 2000, we primarily had been engaged in the gold and copper mining business. Since then, we have focused on developing and diversifying the business of our recently acquired Loanmining.com, subsidiary and the sale of our Utah properties, and most recently upon the acquisition of commercial accounts receivable.

Recent Developments	On April 7, 2000, we completed performance of closing requirements for our acquisition of privately held Loanmining.com, Inc. by issuing 5.83 million shares of our restricted common stock. In consideration for the shares, we acquired rights to the names Loanmining.com Inc. and Home Loan.com; rights to a team of mortgage brokers, telemarketers, processing and closing staff represented to be capable of equalling the prior year’s production; and rights to the Loanmining.com internet website development, the related business plan for home improvement financing, and the business model/implementation plan for Loanmining.com as a traditional “bricks and mortar” basis as well as a highly automated internet mortgage banker focused on the sub-prime mortgage niche. Substantial equity financings would be required to compete for mortgage lending business on the internet, which already is populated by competitors of several types, some of whom already have substantial financing and market penetration. The Company has recently begun to diversify Loanmining.com's focus toward development of commercial paper and credit card business.

In conjunction with the Loanmining.com acquisition, we closed on a private placement financing of $245,000 in exchange for 7 percent convertible notes and warrants. The notes are due in periods of six to nine months from the date of issuance and are repayable or convertible, at the option of the holder, into shares of our common stock at $0.20 per share (except for $25,000 at $0.50 per share). Warrants for the purchase of an aggregate 1,400,000 shares were issued as part of the sale of the notes and are exercisable at $5.00 and $7.50 per share during years one and two, respectively, from date of issue, and expire at various dates from February 2002 to April 2002. We utilized $63,000 of the proceeds to finance stock redemption and releases from stockholders of Loanmining.com, Inc. who dissented to our acquisition. Warrant prices are reduced to $2.00 per share if exercised by April 30, 2001.

In April 2000, we acquired 100 percent of the membership interests in Mortgage Partners Home Funding, LLC for Loanmining.com in consideration of 170,000 shares of our restricted common stock and $25,000 in promissory notes.

On July 25, 2000, we entered into a letter of intent to be acquired by Captain’s Management, Inc. for ten shares of Captain’s for every 14.5 of our shares when Captain’s is registered and trading on a stock exchange. Captain’s agreed to provide us with $360,000. We agreed to pledge a portion of our Utah properties to secure related financing to be obtained by Captain’s. In addition, Captain’s is to provide website development and marketing for Loanmining.com at Captain’s expense. Captain’s is engaged in developing vertical market applications, virtual inventory systems, and a public interactive dynamic display network (in airports, music stores, movie theatres, shopping centers and other public, high-traffic locations) with its affiliate Touchvision for building and managing interactive systems. We currently are negotiating new terms for a transaction with Captain’s, which may include a merger of Captain’s into the Company. Meanwhile, Captain’s introduced a lender and provided a guaranty to facilitate a recent $500,000 financing of portions of our rural property in Utah; $75,000 of the net proceeds of that financing was loaned by the Company to Captain’s.

The Offering	The selling shareholders may sell a total of 6,553,000 shares of common stock. These shares consist of the following:

o 3,693,000 shares that were purchased by selling shareholders in private placement transactions or issued to selling shareholders as compensation pursuant to exemptions from federal and state registration requirements.

o Up to 1,710,000 shares that may be issued to selling shareholders when they exercise options and/or warrants to purchase common stock that were purchased in private placement transactions.

o Up to 1,150,000 shares that may be issued to selling shareholders when they convert notes that were issued in private placements.

The shares may be sold at market prices or other negotiated prices. The selling shareholders have not entered into any underwriting arrangements for the sale of the shares.

North Lily will not receive any proceeds from the sale of common stock by the selling shareholders. North Lily will receive average proceeds of $1.83 per share upon the exercise, if any, by selling shareholders of options and warrants to purchase up to 1,600,000 shares of common stock and $.20 per share upon the exercise, if any, by a selling shareholder of warrants to purchase up to 110,000 shares of common stock.

North Lily Offices	North Lily’s offices are located at 1800 Glenarm Place, Suite 210, Denver, Colorado 80202, telephone number (303) 294-0427.

RISK FACTORS

        Prospective investors should carefully consider, together with the other information in this prospectus, the following risk factors that affect our business.

We have had operating losses in the past.

        We have reported net losses for our past four fiscal years, including losses of $180,176 in 1999, $258,832 in 1998, $2,578,777 in 1997, and $662,557 in 1996. There is no assurance that our current or future operations will be profitable.

We depend on key employees.

        We are highly dependent on the services of each of Stephen E. Flechner, our Chief Executive Officer and President, and W. Gene Webb, our Executive Vice President and Secretary. The loss of Messrs. Flechner and Webb could have a material adverse effect on us. We do not carry "key man" life insurance on Messrs. Flechner and Webb, but we are developing key business management consultants.

We face reclamation obligations.

        Our previous mining operations are subject to reclamation, site restoration and closure requirements. Reclamation requirements vary depending on the location and the managing regulatory agency, but they are similar in that they aim to minimize long-term effects of exploration and mining disturbance by requiring the operating company to control possible deleterious effluents and to reestablish to some degree predisturbance landforms and vegetation. We calculate our estimate of our ultimate reclamation liability based on current laws and regulations. It is reasonably possible that our estimate of our ultimate reclamation liability will increase in the near term due to possible changes in laws and regulations and changes in cost estimates.

Many of our competitors have more resources than we do.

        We presently are pursuing the mortgage brokerage business of our subsidiary Loanmining.com, including future internet website development, the related business plan for home improvement financing, and the business model/implementation plan as both a traditional "bricks and mortar" operation as well as a highly automated internet mortgage banker focused on the sub-prime mortgage niche. The market for internet products and services is highly competitive and there are no substantial barriers to entry. We expect that competition will intensify. Many of our internet competitors have more experience online and have greater brand recognition. We may not be able to compete successfully in the internet services market, which would prevent us from effectively executing our business strategy. Recent significant entrants into the online mortgage market include E-Loan, Countrywide, and Mortgage.com, all of whom are better capitalized then us. We are therefore seeking to diversify Loanmining.com into the commercial paper and credit card business.

Internet system failures and security concerns could make potential borrowers reluctant to use our online services.

        The performance of our website will be important to our reputation, our ability to attract customers and our ability to achieve market acceptance of our services. Any system failure that causes an interruption or an increase in response time of our services could result in fewer loan applications through our websites. System failures, if prolonged, could reduce the attractiveness of our services to borrowers and clients.

        In addition, despite our implementation of network security measures, our servers will be vulnerable to computer viruses, break-ins, and similar disruptions from unauthorized tampering with our computer systems. We do not carry sufficient insurance to compensate for losses that may occur as a result of any of these events.

If internet growth slows or borrowers are reluctant to conduct financial business through the internet, we will generate fewer loans online.

        Our ability to originate mortgage loans on the internet and provide clients with internet-based mortgage services is dependent upon continued growth in internet usage. Web-based mortgage lending is relatively new, and we cannot predict whether there will be growth in mortgage loans generated on the internet.

        The internet may not prove to be a viable commercial marketplace for a number of reasons, including lack of acceptable security technologies, inadequate development of the internet infrastructure or slow or inadequate development of performance improvements. Mortgage borrowers are accustomed to traditional means of obtaining mortgage financing. For us to be successful, these borrowers must accept the use of the internet to conduct financial transactions and exchange information online.

If we are unable to comply with mortgage banking rules and regulations, our ability to originate mortgage loans will be restricted.

        Our mortgage banking business is subject to the rules and regulations of various federal, state and local regulatory agencies in connection with originating, processing, underwriting and selling mortgage loans. These rules and regulations, among other things, impose licensing obligations on us, prohibit discrimination, establish underwriting guidelines and mandate disclosures and notices to borrowers. If we do not comply with these rules, regulations and requirements, the regulatory agencies may restrict our ability to originate and fund mortgage loans.

        We also must comply with state usury laws. If we fail to comply with these laws, the states can impose civil and criminal liability and restrict our ability to operate in those states. In addition, secondary market investors may demand indemnification or require us to repurchase loans sold in the secondary market. We also may be subject to class action lawsuits. Any of these events could impair our ability to originate loans, which would affect the development of new business for the Company.

Changes in regulatory requirements or the interpretations of those requirements could increase our costs of doing business or otherwise hurt our financial performance.

        Regulatory and legal requirements are subject to change and may become more restrictive, making our compliance more difficult or expensive or otherwise restricting our ability to conduct our business as it is now conducted. Changes in these regulatory and legal requirements could increase our costs of doing business.

We face legal uncertainties associated with the internet and electronic commerce that could increase our costs or reduce demand for our services.

        Our operations on the internet currently are not subject to direct regulation by any government agency in the United States beyond mortgage-related regulations and regulations applicable to businesses generally. However, the adoption of new laws or the application of existing laws may decrease the use of the internet, which would decrease the demand for our services and might increase our cost of doing business.

        A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the internet, including the following:

°	taxation;
°	access charges;
°	online content;
°	user privacy;
°	liability for third-party activities; and
°	jurisdiction.

        The tax treatment of the internet and electronic commerce currently is unsettled and has been a subject of debate in Congress, which is awaiting the recommendation of The Advisory Commission on Electronic Commerce. A number of proposals have been made that could impose taxes on the sale of goods and services and other internet activities. In October 1998, the internet Tax Freedom Act was signed into law placing a three-year moratorium on new state and local taxes on internet commerce. The moratorium ends October 21, 2001. However, there is no assurance that future laws imposing taxes or other regulations would not substantially impair the growth of our business and our financial condition.

        Some local telephone carriers claim that the increasing popularity of the internet has burdened the existing telecommunications infrastructure and that many areas with high internet use are experiencing interruptions in telephone service. These carriers have petitioned the Federal Communications Commission to impose access fees on internet service providers. If these access fees are imposed, the costs of communicating on the internet could increase, which could decrease demand for our services and increase our cost of doing business.

We need additional funding to sustain our new operations.

        We require funds for our future operations. We currently do not have operations from which funds from ongoing operations can be accumulated. However, we may be able to generate funds from operations to the extent that a new project and financing may be acquired with our stock or the sale of our Tintic land holdings, or profitability from our recently acquired Loanmining.com operations, or from the commercial installment contracts we have begun to acquire. We cannot guarantee that any of these events will take place.

Technology changes may put us at a disadvantage and lead to losses.

        The internet industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As new technologies develop, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement those new technologies at a substantial cost. If other loan and internet companies implement new technologies before we do, those companies may be able to provide enhanced capabilities and superior quality compared with what we are able to provide. We cannot guarantee that we will be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. One or more of the technologies currently utilized by us or implemented in the future may become obsolete. If this occurs, our business, financial condition and results of operations could be materially adversely affected. If we are unable to utilize the most advanced commercially available technology, our business could be materially and adversely affected.

Government regulation could hurt our business.

        Due to our previous mining activities and ownership of properties on which mining occurred, we are subject to various laws and regulations. Mining operations and exploration activities are subject to a variety of federal, state and local government regulations including regulation concerning the discharge of materials into the environment, pollution, permits for mining operations, mine safety, reports concerning operations, and various other matters including taxes. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed properties and a heightened degree of responsibility for companies and their officers, directors and employees. Although we believe we are in substantial compliance with applicable environmental and other governmental laws and regulations, there can be no assurance that significant costs for compliance will not be incurred in the future.

We may fail to meet our clean-up responsibilities.

        Due to our prior mining activities and ownership of properties on which mining occurred, we are responsible to comply with federal, state and local requirements in cleaning up the properties. We entered into an agreement with the State of Utah with respect to our small former heap leach reprocessing property owned in that State. Although we anticipate fulfilling our duties, there is no assurance that we will be able to clean the property up on schedule, or that new responsibilities will not be discovered.

No cash dividends paid with respect to our shares.

        We have not paid cash dividends on our shares and, at the present time, do not anticipate paying any cash dividends in the foreseeable future. If our contemplated future operations are profitable, of which there can be no assurance, any income received would be applied to our business rather than to the payment of dividends. Any decision of whether to pay cash dividends on our shares will depend upon our earnings, if any, at the time, as well as our financial requirements and other factors. It is unlikely that we will pay cash dividends in the near future.

We previously were de-listed from the OTC Bulletin Board.

        Although our shares currently are quoted on the OTC Bulletin Board, from October 30, 1997 until December 22, 2000, our shares were quoted on the "pink sheets" due to failure to meet our SEC filing requirements. On September 24, 2000, we filed our annual reports on Form 10-KSB for the fiscal years ended December 31, 1997, 1998 and 1999. We subsequently filed required Quarterly Reports for the year 2000 as well as an amendment to a Current Report on Form 8-K to include required financial statements concerning the acquisition of Loanmining.com. As a result, we believe we are current with our SEC filing requirements and began being quoted on the OTC Bulletin Board on December 26, 2000. There is no assurance that we will maintain our quotations on the OTC Bulletin Board. Failure to do so would further reduce liquidity in our common stock.

Limited liquidity in our shares makes resales difficult.

        There may be no ready market for our shares and an investor cannot expect to liquidate his or her investment regardless of the necessity of doing so. Historically, there has been an extremely limited public market for our shares. We cannot predict that the market will be sustained or will expand. The prices of our shares are highly volatile. Due to the low price of the securities, many brokerage firms may not effect transactions as it may not be economical for them to do so. This could have an adverse effect on developing and sustaining the market for our shares. In addition, there is no assurance that an investor will be in a position to borrow funds using our shares as collateral because lenders may require a more liquid form of security.

Penny Stock Regulation

        The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks". Generally, penny stocks are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system). If our shares are traded for less than $5 per share, as they currently are, the shares will be subject to the SEC's penny stock rules unless (1) our net tangible assets exceed $5,000,000 during our first three years of continuous operations or $2,000,000 after our first three years of continuous operations; or (2) we have had average revenue of at least $6,000,000 for the last three years. We do not meet these requirements. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prescribed by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares currently are subject to the penny stock rules. As long as our shares are subject to the penny stock rules, the holders of our shares may find it difficult to sell our shares.

PRICE RANGE OF COMMON STOCK

        Our common stock has traded on the over-the-counter market for approximately 60 years and was included in the Nasdaq system from May 1985 under the trading symbol "NLMC" until October 30, l997, when it was delisted and began trading on the OTC Electronic Bulletin Board. In February 2000, our shares ceased being traded on the OTC Bulletin Board because our periodic reports were not filed with the SEC as required and were quoted on the "pink sheets". We subsequently filed our annual report for the year ended December 31, 1999 and our periodic reports for 2000. Our shares began being quoted on the OTC Bulletin Board again on December 26, 2000.

        The table below presents the range of high and low bid prices for each fiscal quarter during our two most recently completed fiscal years and our current fiscal year as reported on the pink sheets (and previously on the OTC Bulletin Board). The quotations were obtained from brokers who make a market in our shares or from the OTC Bulletin Board and reflect interdealer prices, without retail mark up, mark down or commission, and may not represent actual transactions.

              Quarter Ended                           Sales Prices
              -------------                  ---------------------------
                                             High                    Low
                                             ----                    ---

          June 30, 1998                     $0.29                   $0.16
          September 30, 1998                $0.20                   $0.11
          December 31, 1998                 $0.36                   $0.12
          March 31, 1999                    $0.20                   $0.14
          June 30, 1999                     $0.30                   $0.15
          September 30, 1999                $0.31                   $0.12
          December 31, 1999                 $0.24                   $0.06
          March 31, 2000                    $1.30                   $0.07
          June 30, 2000                     $1.00                   $0.20
          September 30, 2000                $0.58                   $0.50
          December 31, 2000                 $0.30                   $0.20

        On February 12, 2001, the closing sale price for our common stock was $0.35 per share.

Number Of Shareholders Of Record

        On January 25, 2001, the number of common shareholders of record of North Lily was approximately 9,830.

DIVIDEND POLICY

        We have not declared or paid any cash dividends on our shares of common stock since our formation and do not presently anticipate paying any cash dividends in the foreseeable future.

DESCRIPTION OF BUSINESS

         Previous Mining Activities. North Lily Mining Company was incorporated in Utah in 1916 and was a subsidiary of Anaconda Company from 1925 until 1949. During this period, we produced gold, silver, lead, zinc and copper from the North Lily Mine in the Tintic Mining District, Utah. In 1991, in conjunction with International Mahogany, we acquired the Tuina copper property in Chile. >From 1991 until 1998, we jointly developed the Tuina copper project which was then abandoned as uneconomic. At Silver City, Utah, in conjunction with Mahogany, we also operated a small heap leach tailing reprocessing project, which produced approximately 33,000 ounces of gold and gold equivalent beginning in 1988, and is now in the reclamation and closure stages.

        Marketing Of Utah Properties. On December 31, 1998, we and Redshore Properties Inc. established a Colorado limited liability company known as "Xeres Tintic, LLC". We transferred our Tintic, Utah properties (consisting of approximately 10,000 rural acres of patented mining claims and fee lands 70 miles south of Salt Lake City) to the Xeres LLC. We received a controlling interest in the Xeres LLC and a promissory note for $12.5 million from the Xeres LLC. We now own 91.5 percent of and control the Xeres LLC. Through the Note and our share of distributions, we will receive 95 to 96.5 percent of the Xeres LLC's net proceeds until repayment of the Note. The balance of Xeres LLC proceeds (except for 1 percent on sales after repayment of the note) will go to Redshore, which was initially providing certain funding, research, expertise, and handling of daily marketing and sales pursuant to our directions. The Xeres LLC has sold $387,417 of properties since late April 1999, resulting in payments of $316,000 to us. In 2000, the Xeres LLC had additional sales and signed an agreement with Coldwell Banker West Realty for listing and marketing of our 8,000 acres of remaining rural undeveloped real estate parcels. Separately since 2000, we are working closely with Utah State environmental regulatory authorities concerning requirements for achieving legal compliance and bonded reclamation and shut down of our small former heap leach reprocessing facility on a small portion of our Utah properties (the "Silver City Tintic Reclamation Project").

        On July 13, 1999, we closed on a borrowing of $225,000 Canadian (approximately US$159,000) from Quest Ventures Ltd. of Vancouver, British Columbia, Canada, repayable with 12 percent compound interest on November 15, 1999, pursuant to a loan agreement dated June 28, 1999, as amended on July 12, 1999. The loan agreement was secured by Deeds of Trust of our property in Utah. The proceeds of the loan were used primarily to discharge a judgment outstanding against us, and for administrative expenses. The loan was repaid in full in late 1999, and the lien of the Deeds of Trust have been released. A $110,000 land financing was closed in December 2000 and used primarily for the Silver City Tintic Reclamation Project. It was repaid and replaced by a $500,000 financing secured by 2,330 acres of Utah properties in January 2001.

        Acquisition Of Loanmining.com. In March 2000, we ceased pursing mining related activities other than the Silver City Tintic reclamation. On April 7, 2000, we completed performance of closing requirements for our acquisition of privately held Loanmining.com Inc. by issuing 5.83 million shares of our restricted common stock. With this acquisition, we changed our focus to the mortgage and related finance areas, now including commercial installment contracts.

        The resale of certain of the shares issued to Loanmining shareholders is included in this prospectus and are subject to monthly sale restrictions for selling shareholders holding in excess of 200,000 shares. The recipients of the shares included Loanmining.com's majority shareholder, Regina Mitchell, who received over four million of the shares. Five hundred thousand of Ms. Mitchell's shares were understood to be owed by Ms. Mitchell for prior consideration to the designees of W. Gene Webb, our Executive Vice President and director.

        In connection with the acquisition of Loanmining, we acquired rights to the names Loanmining.com and Mortgage Partners Funding Corporation; rights to a team of mortgage brokers, telemarketers, processing and closing staff represented to be capable of equalling and then increasing the $1.4 million annual revenue rate produced at Loanmining.com in 1999 prior to establishing a preliminary internet presence; and rights to the Loanmining.com internet website development, the related business plan for home improvement financing, and the business model/implementation plan for Loanmining.com as both a traditional "bricks and mortar" operation as well as a highly automated internet mortgage banker focused on the sub-prime mortgage niche. Substantial funding will be required to compete for mortgage lending business on the internet, which already is populated by competitors of several types, some of whom already have substantial financing and market penetration.

         Loanmining.com had revenue of $1.4 million in 1999 as it entered into the sub-prime mortgage-lending niche, and undertook design and development of its consumer oriented website. Market research indicates that total online mortgage originations are expected to grow dramatically with only partial market penetration. We believe that the website that can efficiently offer a seamless link for easy completion on the internet of well priced alternatives for non-conforming B, C, & D loans, will achieve a valuable market position.

        The merit of our strategy to automate, streamline and complete (rather than merely to broker) mortgage loans on the internet as a mortgage banker was reinforced in April 2000 when Microsoft announced the creation of a company to do mortgage loans on-line. Like most mortgages currently offered or brokered over the internet, Microsoft's priority is the conforming "A" quality paper loans. But the majority of would-be internet mortgage shoppers, like the majority of non-internet mortgage borrowers, are in the sub-prime categories. These B, C, & D borrowers are targeted by our traditional brick and mortar offices, and will be targeted by our internet delivery system.

         Loanmining.com was incorporated in September 1999 as a Colorado corporation. It was initially formed to explore potential opportunities associated with, and arising from the growth in the sub-prime lending markets. Due to the intense competition in the conforming loan markets, we made a strategic decision not to concentrate on low margin conforming business, while instead enhancing and expanding its high margin capabilities, to service non-conforming borrowers. In October 1999, Loanmining.com acquired a retail mortgage group in Denver, and began the restructuring and reorganization of the operation (including management) to focus it toward internet lending and related consumer credit products (including auto loans, insurance and home improvements). Further reorganization is focusing upon commercial paper and credit card business development.

        In conjunction with the Loanmining.com acquisition, we closed an initial private placement financing of $245,000 in exchange for seven percent convertible notes and warrants. On or before December 31, 2000, $150,000 was converted into 750,000 shares of our common stock at $0.20 per share and $95,000 remains currently outstanding to be converted into our shares. No demand has been made to pay the remaining outstanding convertible promissory notes and we expect the remaining notes to be converted into shares. The warrants are exercisable at $5.00 and $7.50 during years one and two, respectively, and expire between February 2002 and April 2002. Twenty five thousand dollars of the notes are convertible at $0.50 and come due on December 31, 2000. We utilized $63,000 of the proceeds to finance stock redemption and releases from shareholders of Loanmining.com who dissented to our acquisition. Warrant prices are reduced to $2.00 per share if exercised by April 30, 2001. This prospectus includes the transfer of the shares that may be issued upon exercise of the warrants and upon conversion of the notes.

        Effective April 15, 2000, we and our wholly-owned subsidiary, Loanmining.com, entered into a management consulting agreement with Pinnacle Performance Fund., Inc. under which Pinnacle was engaged to perform certain corporate planning, business development, and financial strategy services for a term of three years. In exchange for these services, we agreed to issue Pinnacle an aggregate of one million shares, all with "piggy back" or S-8 registration rights.

        Also in April 2000, we acquired ownership of Mortgage Partners Funding Corporation for Loanmining.com in consideration of 170,000 shares and $25,000 in promissory notes. The notes are past due and we have been in discussions concerning the extension of the notes or the conversation of the notes into common stock. In June 2000, we issued one million shares of common stock in consideration for a joint venture providing commercial lending business and facilitation arrangements for Loanmining.com and $125,000 in capital; the transaction was not consummated and we expect return of the shares.

        On July 25, 2000, we entered into a letter of intent to be acquired by Captain’s Management Inc. for ten shares of Captain's for every 14.5 of our shares when Captain's shares are registered and trading on a stock exchange. In addition, Captain's agreed to provide us with $360,000 in financing. We agreed to pledge a portion of our Utah properties to secure related financing to be obtained by Captain’s to provide internet website development and marketing for Loanmining.com at Captain’s expense. Captain’s is engaged in developing vertical market applications, virtual inventory systems, and a public interactive dynamic display network (in airports, music stores, movie theatres, shopping centers, and other high public traffic locations) with its affiliate "Touchvision" for building and managing interactive systems. We currently are negotiating new terms for a transaction with Captain’s, which may include a merger of Captain’s into the Company. Captain’s did introduce and facilitate a $500,000 land financing for a portion of our Utah lands, which closed in January 2001, and was used in part to loan $75,000 to Captain’s.

        During January and February 2001, the Company entered into consulting agreements with several parties for e-mail services, direct marketing, broker relations, investor relations, and publishing services. In addition, the Company entered into corporate development agreements for management consulting concerning debt restructuring and development of financial paper and credit card business. The aggregate of these agreements involved issuances of one million shares being registered herein and 800,000 shares issued pursuant to the Company's recent registration statement on Form S-8.

Business Strategy

        Through Loanmining.com, we have developed a strategy that we believe will differentiate us from competitors and lead to positive cash flow and profits in the future. Our strategy is designed to take advantage of the following key elements:

1.	The one to one marketing power of the internet and the empowering of the consumer to control their destiny online;

2.	The backup availability of brick and mortar loan office services; and

3.	Synergizing the above with the commercial paper, credit card, and related Caption’s Management business and advertising exposure.

        We believe we will be able to underwrite a loan on the internet with a high degree of efficiency, whereas most loan and mortgage websites serve as mere agents or referral vehicles. We believe the synergistic combination of mortgage, commercial paper, and credit card business with Caption’s businesses will be a successful strategy.

Sales And Marketing

        New Business

        The key to success for Loanmining.com is (a) having a unique website that actually does exactly what we say it will do, and (b) combining the mortgage business synergistically with commercial paper, credit cards and the Captain’s management opportunities. We are currently in the process of selecting a website designer to design our first phase which would include the application for home mortgages and approval via the internet. The designer will be working with our experienced management team to construct a totally secure and uniquely user-friendly financial service website. However, once the site is fully operational, it will not produce revenue without customers. We anticipate to select a designer within the next 30 days and 45 to 60 days after selecting the designer we expect to have the first phase working.

        Upon raising sufficient funds, Loanmining.com will commence an aggressive advertising campaign to drive traffic to the sight. We will employ traditional techniques (radio television, newspaper ads, yellow pages, etc.) as well as select internet advertising media. Loanmining.com would also benefit from free advertising and exposure on the Captain’s dynamic public display interactive systems. We will place a number of banner impressions that will link to our site. Based on our projected expenditures and reasonably anticipated exposures, we expect to see at least 50,000 to 100,000 unique visitors to our site after the first month of the campaign. That number of new monthly visitors should increase as advertising and word of month continues and grows.

        As the amount of traffic grows, the number of loan applications and a magnitude of other consumer purchases should increase accordingly. Loanmining.com will of course constantly be monitoring the site, as well as certain trends in internet users, to be sure that we continue to provide services best tailored to evolving consumer demands. Contemporaneously, with the growth of traffic to our site, advertisers will pay us for banners and other advertisements to appear on our site.

Regulation Of Mortgage Industry

        Our mortgage banking business is subject to the rules and regulations of each state's regulatory authority, the Department of Housing and Urban Development, Federal Housing Administration, Veteran's Administration, Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Government National Mortgage Association and other regulatory agencies in connection with originating, processing, underwriting and selling mortgage loans. Rules and regulations issued by these entities impose licensing and work flow obligations on us, prohibit discrimination and establish underwriting guidelines. We also are required to comply with each regulatory entity's financial requirements.

        Mortgage origination activities are further subject to the provisions of various federal and state statutes including the Equal Credit Opportunity Act, the Home Mortgage Disclosure Act, the Fair Housing Act, the Federal Truth-in-Lending Act, the Fair Credit Reporting Act and the Real Estate Settlement Procedures Act. The Equal Credit Opportunity Act and the Fair Housing Act prohibit us from discriminating against applicants on the basis of race, color, religion, national origin, familial status, sex, age, marital status or other prohibited characteristics. It also requires us to disclose specific information to applicants, such as the reason for any credit denial. The Truth-in-Lending Act requires us to provide borrowers with uniform, understandable information about the terms and conditions of mortgage loans so that they can compare credit terms. It also guarantees borrowers a three-day right to cancel specified credit transactions. If we fail to comply with Truth-in-Lending, aggrieved customers could have the right to rescind their loan transaction with us and to demand the return of finance charges paid to us. The Fair Credit Reporting Act requires us to supply loan applicants with a name and address of the credit reporting agency we use when the applicant is denied credit or when the rate or charge for a loan increases as a result of information we obtained from a credit reporting agency.

        Some of our client relationships may be "affiliated business arrangements" that must comply with complex limitations under the Real Estate Settlement Procedures Act and to regulation by the Department of Housing and Urban Development. Affiliated business arrangements permit companies to refer real estate settlement business to us without violating the Real Estate Settlement Procedures Act's prohibition on "kickbacks" to the referring company. There are limitations on the types of payments that can be made to the referring company and disclosures that are required to be made to borrowers. Home Mortgage Disclosure Act also requires us to collect applicant information and file an annual report with the Department of Housing and Urban Development. Failure to comply with the Home Mortgage Disclosure Act could result in administrative enforcement actions that could eliminate important revenue sources for us and could lead to demands for indemnification or loan repurchases.

        Industry participants are frequently named as defendants in class action and other litigation involving alleged violations of federal and state consumer lending laws and regulations. Some of the practices that have been the subject of lawsuits against other companies include:

°	"add on" fees;
°	truth in lending calculations and disclosures;
°	escrow and adjustable rate mortgage calculations;
°	private mortgage insurance calculations and disclosures;
°	forced-placed hazard, flood and optional insurance; and
°	unfair lending practices.

        If a significant judgment were rendered against us in connection with any litigation, it could have a material adverse effect on our business and results of operations.

        Although our operations on the internet are not currently regulated by any government agency in the United States beyond the mortgage-related regulations described above and regulations applicable to businesses generally, it is likely that a number of laws and regulations may be adopted governing the internet. In addition, existing laws may be interpreted to apply to the internet. There may be claims that our services violate those laws.

        Regulatory and legal requirements are subject to change and may become more restrictive, making our compliance more difficult or expensive or otherwise restricting our ability to conduct our business as it is now conducted. Such changes could hurt our business.

Intellectual Property

        We regard substantial elements of our websites and underlying technology as proprietary and attempt to protect them by relying on trademark, service mark, copyright and trade secret laws and restrictions on disclosure. We also generally enter into confidentiality agreements with all technical employees and consultants, and with third parties in connection with our license agreements. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without our authorization. Third parties may also develop similar technology independently from us.

        We may not be able to register "Loanmining.com" as a federal trademark because this name may be too generic to qualify for federal trademark protection. Accordingly, we may not be able to prevent other people from using those names in their businesses. It is possible that others could use "Loanmining.com" in such a way as to damage our reputation, which could ultimately affect our revenues.

        Legal standards relating to the validity, enforceability and scope of protection of our proprietary rights are uncertain and are still evolving, especially as they relate to internet-related rights. In addition, the laws of some foreign countries may not protect our rights to the same degree as the United States. For these reasons, we cannot be sure that the steps we take will adequately protect our proprietary rights. We also may be required to litigate to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. This could create substantial costs and a diversion of management's attention.

Environmental And Other Regulations

        Due to our previous mining activities and ownership of properties on which mining occurred, we are subject to various laws and regulations. Legislation and implementing regulations adopted or proposed by the United States Environmental Protection Agency, the Bureau of Land Management and comparable agencies in various states directly and indirectly affect the mining industry in the United States. These laws and regulations address potential contamination of air, soil and water from mining operations. In particular, legislation such as the Federal Water Pollution Control Act, the Comprehensive Environmental Response and the Compensation and Liability Act impose effluent standards, new source performance standards, air quality and emission standards, waste disposal requirements and other requirements with respect to present, and in some cases past mining and mineral processing, including gold mining.

Employees And Principal Office

        As of December 31, 2000, we had three full time employees, various mortgage business independent contractors and several financial industry corporate management consultants.

        Our principal office is leased for three years until April 30, 2003, with possibility of renewal for three additional years. We pay approximately $3,340 per month. The address of our office is 1800 Glenarm Place, Suite 210, Denver, Colorado 80202. The property is in good condition.

Legal Proceedings

        In March 2000, the Utah Division of Oil, Gas and Mining and Department of Water Quality each sent Notices to us addressing similar issues. The Notices alleged failure to timely comply with Utah environmental laws and regulations, violations of notices and orders thereunder, and violation of our Groundwater Discharge Permit, all in relation to our reclamation/closure obligations for our small former heapleach tailing recovery project in Silver City, Utah (the Tintic Project). We timely responded, contested the allegations, submitted requested submissions, undertook certain reclamation actions, and requested a hearing. By Stipulation and Consent Order dated July 26, 2000, the Utah Division of Oil, Gas and Mining dismissed their charges against us, and we agreed to perform ongoing reclamation/closure activities. The Department of Water Quality concurred with the reclamation/closure schedule and terms in the Stipulation, but has not finally resolved its Notice (including its right to seek substantial daily civil penalty for violations). Our reclamation bond for the Tintic Project was recently increased by agreement with the Utah Division of Oil, Gas and Mining and concurrence by the Department of Water Quality to over $190,000. We are confident that the bond, if forfeited as a result of non-performance under the Stipulation, would cover the remaining reclamation and closure costs (including civil penalty, if any) of the Tintic Project. We have recently finished contouring, mulching and seeding the leach pad in a manner which meets the State's requirements. This was the largest and most expensive part of the required reclamation. Now, only the installation of an infiltration leach field, and removing of buildings, fixtures and solutions ponds remains to be completed. In January 2001, we received an extension until June 30, 2001 to complete and finish the remaining reclamation.

        In late 1998, a complaint was filed against us in the Fourth District Court, Juab County, State of Utah, alleging breach of a special warranty deed, breach of a terminated mining lease, and most recently attacking validity of our royalty and land development interests retained in properties acquired by plaintiffs. We eliminated the primary basis for the alleged breach of warranty during 1999, and believe the plaintiffs are not entitled to assert claims under the deed and mining lease to which they are not parties. Pursuant to a recent Stipulated Settlement Agreement, Release And Order For Dismissal the complaint has been dismissed. The agreement provides that North Lily will retain a one percent royalty on all the lands acquired by the plaintiffs.

        In August 1994, a former corporate officer, George Holcomb filed a complaint against us in the Superior Court for the County of Maricopa, Arizona. Mr. Holcomb sought vacation pay, which was not paid to him when his employment with us terminated, together with interest thereon, treble damages, costs, and attorney fees. During November 1994, we paid $20,834 to Mr. Holcomb, representing our calculation of vacation pay owed. Mr. Holcomb, however, had calculated the vacation pay owing as significantly higher. Final settlement with Mr. Holcomb was reached in June 1996, in which we agreed to pay an initial payment of $15,000 and have agreed to pay a final payment of $80,000. We and Mahogany were paying the cost of this settlement on a 50:50 basis. During 1996, the initial payment of $15,000 was made and we accrued $40,000 for our share of the final payment. In 1999, we received a cash payment from Mahogany, assumed full responsibility for the Holcomb settlement and the Tintic Project reclamation, paid Mr. Holcomb in full, and received Mr. Holcomb's release of his rights against us.

Competitive Advantage

         Loanmining.com is different from our competitors in the following ways:

        1.   Automation of the entire process. True online automation will be accomplished by online FICO scoring, data capture from the IRS, automated capture of the credit report, automated integration of all the salient points associated with the underwriting process, automated grading of the risk, and automated offer to the consumer.

        2.   Convincing the consumer to buy. This is the most difficult task faced by the emerging online financial business. This can best be accomplished by educating the consumer to understand that we have made the best available offer to them. Most online lenders have not discriminated or underwritten the loan to the degree we will be able to with the help of Convergent engineering. We will point that out to the consumer with constant participation during the underwriting process. The consumer will learn where they fit into the "grid" of all potential borrowers and credit risks. No online underwriter is doing this today.

        3.   Credit Cleaning Services. We will help the consumer with mortgages, auto loans and other credit matters via our "Credit Cleaning Services." This service can improve the terms consumers receive by simply contesting or removing erroneous information from their credit reports. This function can be accomplished by bringing the consumer into the site on a repeat basis to update and check on the status of their credit cleaning process. The consumer will pay to have this done and will provide consumers returning to the site on a regular basis. Of course, that "time on target" should translate into advertising revenue to us. It also allows us to sell the consumer other product.

        4.   Diversification. In addition to mortgages and its cycles, the Company will focus on developing steady income from commercial paper and credit card businesses, and expects to benefit from substantial advertising exposure after the anticipated merger with Captain’s management.

Available Information

        In accordance with the requirements of the Exchange Act of 1934, we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be read and copied at the Public Reference Room maintained by the SEC at the following addresses:

°	450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549
°	500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511
°	7 World Trade Center, New York, New York 10048

        Copies of these materials also can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information concerning the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, materials filed electronically by North Lily with the SEC are available at the SEC's internet website at http://www.sec.gov.

        This prospectus is part of the registration statement on Form SB-2 under the Securities Act of 1933, that we filed with the SEC. The registration statement contains information that is not included in this prospectus. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, in each instance, reference is made to the copy of the particular contract or document filed as an exhibit to the registration statement. Each statement concerning a document that is filed as an exhibit is qualified in all respects by reference to the copy of the document filed as an exhibit. For further information with respect to North Lily, reference is made to the registration statement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following is a discussion and comparison of the financial condition and results of operations of North Lily as of and for the twelve months ended December 31, 1999, and as of and for the twelve months ended December 31, 1998. Also included is a similar discussion and comparison as of and for the nine month periods ended September 30, 2000 and September 30, 1999. These discussions should be read in conjunction with North Lily's financial statements, the notes related thereto, and the other financial data included elsewhere in this prospectus.

Results of Operations

        The nine months ended September 30, 2000 compared with the nine months ended September 30, 1999.

        We incurred a loss of $1,348,264 for the nine-month period ended September 30, 2000, compared to a loss of $168,331 for the same period in 1999. There was $375,275 of revenue and $249,727 cost of sales for the nine-month period ending September 30, 2000, compared to $50,659 of revenue and $16,481 of cost of land sales in the same period in 1999. The increased income and substantial increased losses were both due to the acquisition of Loanmining.com and to its unsuccessful expansion program. That program is being replaced with a more cost efficient approach and diversification into commercial paper and credit card business. The Company anticipates revenue over the next year only from the sale of Utah properties and the prospective operations of Loanmining.com, including especially commercial paper. During the next year, the cost of operations could exceed revenues.

        During the nine-month period ended September 30, 2000, we incurred $1,01,871 in general and administration expenses, compared to $229,926 for the comparable period in 1999 due to reductions in officers' salaries in 1999 and due to substantial general and administrative expenses associated with Loanmining.com in 2000.

        At September 30, 2000, we had a working capital deficiency of $1,241,513, an increase of $884,403 from our working capital deficiency of $357,110 at December 31, 1999, due to the acquisition of Loanmining.com. The costly Loanmining.com expansion of mid year 2000 is being re-organized in conjunction with anticipated financial and technical support from the Captain's Management transaction discussed below, and in order to diversify focus into commercial paper and credit card business.

        The twelve months ended December 31, 1999 compared with the twelve months ended December 31, 1998.

        We incurred a loss of $180,176 ($0.04 per share) for the year ended December 31, 1999, compared to losses of $258,832 ($0.05 per share) for the year ended December 31, 1998. We had net revenues of $197,243 from land sales in Utah for the year ended December 31, 1999. Due to the continuation of reclamation work at the Silver City Joint Venture and the decision to drop the Tuina copper property in Chile and suspended the Tintic Project Utah operations in 1993 there were no revenues in 1998.

        General and administrative costs for the year ended December 31, 1999 were $330,105 compared to $238,238 in the year ended December 31, 1998. During 1999, we increased our general and administrative costs, due to cumulating and financial cost for debt financing, settlement with officers for compensation and exchange of stock for compensation. As a result, general and administrative costs in the year ended December 31, 1999 were $91,867 higher than 1998 levels.

        During 1999, we recorded a gain of $197,243 from the disposition of certain of its Tintic Utah properties and a distribution from its interest in the LLC. We paid our short-term debt of $267,538. During 1998, we recorded net proceeds of $82,134 from the sale of certain of our mineral properties.

        During 1999, our management reviewed the carrying values of its remaining mineral properties and determined that no write-downs were required.

Liquidity And Capital Resources

        For the past two years, we have experienced substantial losses and have continually sold non-essential assets to fund ongoing operations and property commitments and development. Management, in its efforts to ensure maximum fund availability, had reduced operating costs substantially and had deferred payment of fees for their services. We believe we held properties with development potential. In order to develop our properties or property interests, we required funds to pay overheads, pay property commitment costs and fund property development work. Our current focus on the businesses related to our recent acquisition of Loanmining.com Inc. also requires financing for website development, advertising and acquisition of valuable commercial paper. We cannot predict that we will timely receive adequate financing to compete in the highly competitive mortgage and related internet areas.

        We require funds for our future operations. Funding is traditionally provided to corporations by way of funds from ongoing company operations, funds from the issuance of company debt instruments, funds from company equity issues and funds from the sale of our assets. Dropping the Tuina mine, and continuing reclamation work at the Silver City Tintic Project, we do not have operations from which funds from ongoing operations can be accumulated. With our present asset base, we are not able to generate funds from operations, except to the extent that a new project and financing may be acquired with our stock or the sale of our Tintic land holdings, or profitability from our recently acquired Loanmining.com operations, including more recent diversification into commercial paper.

        During 1999, we borrowed $160,000 and issued 100,000 shares of common stock for loan fees. Mahogany and North Lily agreed to terminate the Silver City Tintic Project. We received $100,000 from Mahogany for termination of the joint venture and assumed Mahogany's obligation for the Silver City reclamation and Mahogany's share of the reclamation bond. We received net proceeds of $197,243 from Tintic property sales and LLC distributions. These funds were used to reduce our liabilities, to pay for Silver City reclamation, to pay short debt and interest, and for working capital. We issued shares of common stock to two officers in settlement of accrued salaries as follows: 402,179 shares for accrued salaries of $76,015 and 708,970 shares for accrued salaries of $60,000. The two officers agreed to reduce their salaries by $329,000 as part of the settlement. The accrued salaries were for the period of October 1997 through December 31, 1999. During 1998, we sold mineral properties for $113,395.

        We have reviewed our asset base and have identified those assets that are considered to be non-essential for our future growth. In order to meet our current operating obligations and property commitments, we are selling all non-essential assets. Effective January 1, l999, we transferred substantially all of the Tintic properties in Utah to Xeres Tintic LLC. We have begun to market and sell these properties to meet current obligations, property commitments, and to acquire a development stage resource project or an operating business with annual revenues (such as are expected from Loanmining.com, Inc.).

        At December 31, 1999, we had a working capital deficiency of $357,110, a decrease of $18,589 from our working capital deficiency of $375,699 at December 31, 1998.

        We report a use of funds of $330,662 from operating activities for the year ended December 31, 1999. This compares to a use of funds of $159,612 for the year ended December 31, 1998.

        During the year ended December 31, 1999, we received $321,545 in distributions from the Xeres LLC. We used $267,538 to pay short debt. During 1998, we generated cash of $113,395 from the sale of mineral properties.

        For the year ended December 31, 1999, we were provided funds of $12,000 from financing activities compared to $12,953 provided in the year ended December 31, 1998.

        At December 31, 1998, we had a working capital deficiency of $375,699, an increase of $79,690 from our working capital deficiency of $296,009 at December 31, 1997.

MANAGEMENT

        Our directors and executive officers, their respective positions and ages, and the year in which each director was first elected, are set forth in the following table. Each director has been elected to hold office until the next annual meeting of shareholders and thereafter until his successor is elected and has qualified. Additional information concerning each of these individuals follows the table.

           Name           Age       Position with North Lily       Director Since
           ----           ---       ------------------------       --------------

     Stephen E. Flechner  57         Chief Executive Officer,            1994
                                     President, and Director

     W. Gene Webb         61         Executive Vice President,           1994
                                     Secretary, and Director

     Theodore E. Loud     64         Director                            1996

        Stephen E. Flechner has served as our Chief Executive Officer, President and Director since May 1994. In 1995, Mr. Flechner co-founded First American State Bank in Denver, Colorado, where he served as a director. From 1993 to 1997, Mr. Flechner served in various positions, including as president and chairman of Prospex Mining Inc. (formerly known as Akiko Gold Resources Ltd.), a mining company headquartered in Vancouver, B.C., Canada. From 1979 to 1993, Mr. Flechner was Vice President and General Counsel of Gold Fields Mining Corporation, which was owned by Consolidated Gold Fields and then by Hanson Industries. Mr. Flechner earned a B.A. at N.Y.U. and J.D. at Yale University.

        W. Gene Webb has served as our Executive Vice President, Secretary and Director since May 1994. From September 1989 to May 1994, Mr. Webb was president and director of Canadian Industrial Minerals Corp., an oil and gas and mining company based in Denver. Mr. Webb has also served as vice president and director of Tellis Gold Mining Company in Vancouver, British Columbia since 1989 and as president and director of Ferret Exploration Company Inc. in Denver since 1978. Mr. Webb received a B.S. degree from the University of Colorado in 1971.

        Theodore E. Loud has served as a Director since 1996. From 1997 to present, Mr. Loud has been a private investor and corporate financial consultant. From 1982 to 1996, he was president of TEL Advisors Inc. of Charlottesville, Virginia, a registered investment adviser and corporate financial consulting company. Mr. Loud obtained a B.A. degree from Yale University in 1957 and an MBA degree from Warton College, University of Pennsylvania, in 1960.

        Gregg P. Weeder has served as manager of Loanmining.com since July 2000. From 1997 to 2000 Mr. Weeder served in various positions, including owner of Mortgage Partners Home Funding, LLC, which was purchased by the Company in April 2000, where Mr. Weeder had approval for mortgage loans with over 100 banks specializing in all types of residential and commercial loans. From 1992 to 1997 Mr. Weeder was a manager of sales and marketing for various companies. Mr. Weeder received a B.A. degree from Ohio State University in 1991.

Board Meetings

        The Board Of Directors met or adopted resolutions effective on various dates in the fiscal year ended December 31, 2000 and all directors were present at each of those meetings or consented in writing to all such resolutions.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act of 1934 requires our directors, executive officers and holders of more than 10 percent of our shares of common stock to file with the Securities And Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. We believe that during the year ended December 31, 1999, our officers, directors and holders of more than 10 percent of our common stock complied with all Section 16(a) filing requirements except as described below. Regina Mitchell was late in filing an Initial Statement of Beneficial Ownership on Form 3 concerning her acquisition of more than 10 percent of our common stock in April 2000 and Forms 4 concerning subsequent transfers in 2000. Theodore E. Loud was late in filing one Form 4 for one transaction occurring in June 2000. Each of Stephen E. Flechner and W. Gene Webb was late in filing one Form 4 for one transaction in June 2000. In making these statements, we have relied upon the written representations of our directors and officers and our review of the monthly statements of changes filed with us by our officers and directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth in summary form the compensation received during each of our last three successive completed fiscal years by Stephen E. Flechner, our Chief Executive Officer and President, and by W. Gene Webb, our Executive Vice President.

                                      Summary Compensation Table
                                      --------------------------
                                                                           Long Term Compensation
                                                                           ----------------------
                                      Annual Compensation                   Awards         Payouts
                              -----------------------------------           ----------------------
                                                                  Restricted
                                                     Other Annual    Stock    LTIP     All other
Name And              Fiscal     Salary       Bonus  Compensation  Awards    Options   Payouts   Compensation
Principal Position    Year       ($)(1)       ($)(2)     ($)(3)       ($)      (#)      ($)(4)     ($)(5)
-------------------------------------------------------------------------------------------------------------
Stephen E. Flechner   1999    $120,000(6)(7)   -0-        -0-         -0-      -0-       -0-        -0-
President and Chief   1998    $ 60,000(6)(7)   -0-        -0-         -0-      -0-       -0-        -0-
Executive Officer     1997    $ 90,000(8)(6)   -0-        -0-         -0-      -0-       -0-        -0-

W. Gene Webb          1999    $120,000(6)(7)   -0-        -0-         -0-      -0-       -0-        -0-
Executive Vice        1998    $120,000(6)(7)   -0-        -0-         -0-      -0-       -0-        -0-
President and         1997    $120,000(8)(6)   -0-        -0-         -0-      -0-       -0-        -0-
Secretary

(1)	The dollar value of base salary (cash and non-cash) received during the year indicated.

(2)	The dollar value of bonus (cash and non-cash) received during the year indicated.

(3)	During the period covered by the Summary Compensation Table, we did not pay any other annual compensation not properly categorized as salary or bonus, including perquisites and other personal benefits, securities or property.

(4)	We do not have in effect any plan that is intended to serve as incentive for performance to occur over a period longer than one fiscal year except for our 1996 Stock Option Plan and 1996 Restrictive Stock Plan.

(5)	All other compensation received that we could not properly report in any other column of the Summary Compensation Table including annual contributions or other allocations to vested and unvested defined contribution plans, and the dollar value of any insurance premiums paid by, or on behalf of, North Lily with respect to term life insurance for the benefit of the named executive officer, and, the full dollar value of the remainder of the premiums paid by, or on behalf of, North Lily.

(6)	As of March 31 l999, Messrs. Flechner and Webb had accrued salaries of $105,000 and $180,000 respectively for the period October 1, l997 through March 31, l999. Messrs. Flechner and Webb agreed to forgive $77,000 and $132,000 of salaries and accept shares of our common stock of 144,090 and 258,089 in settlement of these remaining unpaid salary balances, respectively. See also “Transactions Between North Lily And Related Parties” below.

(7)	On April 12, l999 Messrs. Flechner and Webb agreed to forego their salaries for the period April 1, l999 through September 30, l999. Messrs. Flechner and Webb each agreed to accept 354,485 shares of our common stock in settlement of their unpaid salaries in the amount of $30,000 for the period October 1, l999 through December 31, l999. See also “Transactions Between North Lily And Related Parties” below.

(8)	An amount of $30,000 was unpaid as at December 31, 1997. Messrs. Flechner and Webb agreed to accept 805,000 shares of our common stock in settlement of their unpaid salaries in the amount of $805,000 for the period May l994 through September l997 pursuant to the terms of an Amendment to Employment Agreement . See also “?Employment Agreements” below.

Due to Officer

        During 2000, the Company accrued officers' salaries of $10,000 per month for each of its two officers. Through September 30, 2000, one officer received year 2000 advances pursuant to the Company's employment agreement with the officer, aggregating $41,500, which were deducted from his year 2000 salary accruals. The other officer received advances in 1999 aggregating $68,641, which advances were secured by 137,282 shares of the Company's common stock, owned by the officer. Those 1999 advances were deducted from that officer's year 2000 salary accruals. Through September 30, 2000, that officer also received year 2000 advances pursuant to the Company's employment agreement with the officer aggregating $52,700, resulting in that officer owing the Company a net amount of $31,341, which is to be repaid in cash or by forfeiture of two company shares per dollar owed by the officer at year end.

Aggregated Option Exercises And Fiscal Year-End Option Value Table

        The following table sets forth information concerning each exercise of stock options during the fiscal year ended December 31, 1999 by our Chief Executive Officer and Executive Vice President and the fiscal year-end of unexercised options held by each of them.

                                               Underlying Unexercised   Unexercised
                                               Options/SARS At Fiscal   In-The-Money
                                               Year End (#) (3)         Options/SARS
                                                                        At Fiscal Year
                                                                        End ($)

Name And            Shares Acquired                     Exercisable/    Exercisable/
Principal Position  Or Exercise (#)(1)  Value Realized  Unexercisable   Unexercisable
-------------------------------------------------------------------------------------

Stephen E. Flechner      -0-                 -0-           85,000/0          0/0
President and Chief
Executive Officer

W. Gene Webb             -0-                 -0-           85,000/0          0/0
Executive Vice
President and Secretary

(1)	The number of shares received upon exercise of options during the fiscal year ended December 31, 1999.

(2)	With respect to options exercised during the fiscal year ended December 31, 1999, the dollar value of the difference between the option exercise price and the market value of the option shares purchased on the date of the exercise of the options.

(3)	The total number of unexercised options held as of December 31, 1999 separated between those options that were exercisable and those options that were not exercisable.

Stock Option Plans

        1984 Stock Option Plan

        We adopted an Incentive Stock Option Plan in 1984 under which a total of 250,000 shares were available for grant to provide incentive compensation to our officers and key employees. The 1984 Plan was administered by the Board Of Directors. Options could be granted for up to 10 years at not less than the fair market value at the time of grant except that the term could not exceed five years and the price had to be 110 percent of fair market value for any person who at the time of grant held more than 10 percent of the total voting power. Unless otherwise specified by the Board Of Directors, options were exercisable as they vested at a rate of 2.77 percent per month, and terminated ten years after the date of grant. The 1984 Plan expired October 31, 1994. At December 31, 1996, options to purchase 187,250 shares at $2.03 were outstanding under the 1984 Plan.

        1996 Stock Option Plan

        On November 22, 1996, we adopted the 1996 Stock Option Plan reserving an aggregate of 275,000 shares of our common stock for issuance pursuant to the exercise of stock options which may be granted to employees, officers, and directors and consultants. The 1996 Plan provides for annual adjustment in the number of available shares, commencing December 31, 1996, to a number equal to 10 percent of the number of shares outstanding on December 31 of the preceding year or 275,000 shares, whichever is greater.

        The 1996 Plan provides that disinterested directors will receive automatic options grants to purchase 10,000 shares of common stock upon their initial appointment or election as directors, and on the date of each subsequent annual shareholders' meeting, which vest in 33-1/3 percent installments commencing on the first anniversary of the grant date. Grants to employee directors and officer/directors can be either non-qualified stock options or incentive stock options, to the extent that they do not exceed the Incentive Stock Option exercise limitations, and the portion of an option to an employee director or officer/director that exceeds the dollar limitations of Code Section 422 will be treated as a non-qualified stock option. All options granted to disinterested directors will be non-qualified options.

        The option price of any incentive stock option may be not less than 100 percent of the fair market value per share on the date of grant of the option; provided, however, that any incentive stock option granted under the 1996 Plan to a person owning more than ten percent of the total combined voting power of the shares of common stock will have an option price of not less than 110 percent of the Fair Market Value per share on the date of grant of the Incentive stock option. Each non-qualified stock option granted under the 1996 Plan will be at a price no less than 85 percent of the fair market value per share on the date of grant thereof, except that the automatic stock option grants to disinterested directors will be at a price equal to the fair market value per share on the date of grant. "fair market value" per share as of a particular date is defined in the 1996 Plan as the last sale price of our common stock as reported on a national securities exchange or on the Nasdaq System or, if none, the average of the closing bid and asked prices of our common stock as reported by Nasdaq or, if such quotations are unavailable, the value determined by the Compensation Committee in its discretion in good faith.

        The exercise period of options granted under the 1996 Plan may not exceed ten years from the date of grant thereof. Incentive stock options granted to a person owning more than ten percent of the total combined voting power of our common stock will be for no more than five years.

        Unless otherwise specified in an optionee's agreement, options granted under the 1996 Plan to officers, officer/directors, disinterested directors who are not on the Compensation Committee, and employees will become vested with the optionee under the following schedule: 50 percent upon the first anniversary of the option grant and 12.5 percent upon each of the four three-month periods following the first anniversary. There were no individual grants of stock options or freestanding stock appreciation rights made during the fiscal years ended December 31, 1997, 1998 and 1999.

        1996 Restricted Stock Plan

        On November 22, 1996, we also adopted the 1996 Restricted Stock Plan reserving an aggregate of 275,000 shares of our common stock for issuance to employees, officers, and directors and consultants. The Restricted Stock Plan provides for annual adjustment in the number of available shares, commencing December 31, 1996, to a number equal to 10 percent of the number of shares outstanding on December 31 of the preceding year or 275,000 shares, whichever is greater. Shares issued under this Restricted Stock Plan are "restricted" in the sense that they are subject to repurchase by us at cost during the vesting period. Unless otherwise specified in a participant's agreement, shares issued under the Restricted Stock Plan to officers, officer/directors, disinterested directors who are not on the Option Committee for that plan, and employees will become vested with the participant under the following schedule: 50 percent upon the first anniversary of the date of issuance and 12.5 percent upon each of the four three-month periods following the first anniversary.

        The Restrictive Stock Plan provides that disinterested directors will receive automatic issuances of 10,000 shares of common stock upon their initial appointment or election as directors, and on the date of each subsequent annual shareholders' meeting, which vest in 33-1/3 percent installments commencing on the first anniversary of the issue date. As of January 25, 2001, no options have been granted to purchase shares.

        2000 Retainer Stock Plan

        Effective November 20, 2000, we adopted the 2000 Retainer Stock Plan reserving an aggregate of 2,000,000 shares of common stock for issuance to promote the interests of our shareholders as well as our interests by attracting and retaining directors, officers, employees and consultants capable of furthering our future success, by paying their retainer or fees all or part in the form of shares of our common stock. According to the Retainer Stock Plan, a participant may make an election on an annual basis to defer delivery of the stock retainer specifying which of the following ways of stock retainer is to be deliver: (a) on the date which is one to three years after the date of the meeting for which it was originally payable, (b) on the date upon which the participant ceases to be a director or consultant for any reason, or (c) in five equal annual installments commencing on the departure date.

        North Lily may maintain a deferred stock account for each participant who makes a deferral election to which will be credited, as of the applicable payment time, the number of shares of common stock payable pursuant to the sock retainer to which the deferral election relates. Certificate of shares delivered to a participant will be issued on his or her name and from the date of issuance, participant will be entitled to all rights of a shareholder with respect to our common stock. The Retainer Stock Plan is administered by a committee of our Board, consisting of at least two directors elected by the Board. As of January 25, 2001, 2,000,000 shares were outstanding under the Retainer Stock Plan.

Compensation Of Outside Directors

        We do not pay non-officer directors for their services as such nor do we pay any director's fees for attendance at meetings. Directors are reimbursed for any expenses incurred by them in their performance as directors.

Employment Contracts And Termination Of Employment And Change-In-Control Arrangements

        Effective May 16, 1994, each of Stephen E. Flechner and W. Gene Webb entered into an employment agreement with North Lily. The agreements provide for compensation consisting of annual salary of $120,000 benefits including health and disability insurance, key-man life insurance, and retirement plan; an annual cash bonus, 50 percent of which may be taken in our common stock at the election of Messrs. Flechner and Webb; and equity grants pursuant to our incentive stock option plan and restricted stock plan. The term of the employment agreements was for five years.

        On October 1, l997, the employment agreements were amended in conjunction with accrued salaries. Messrs. Flechner and Webb had agreed to defer demand of payment of their salaries in the amount of $402,500 for the period May l994 through September 30, l997, and then agreed with the Board Of Directors to waive their claim for such salary in consideration of the receipt for 805,000 shares of common stock. These shares were subject to a risk of forfeiture pursuant to the terms of the amendment. If Messrs. Flechner and Webb terminated their employment on or before June 30, l998, Messrs. Flechner and Webb would forfeit 785,000 shares of the common stock received. We had the right to elect to pay Messrs. Flechner and Webb cash for all their shares. Messrs. Flechner and Webb could elect to either accept cash in lieu of shares or to extend all time periods. We did not elect to pay cash in lieu of shares that were subject to the risk of forfeiture from May l998 to January 15, 2000. Messrs. Flechner and Webb agreed to extend the term for the risk of forfeiture for eighteen months pursuant to the amendment, and agreed that Messrs. Flechner and Webb would each forfeit the 805,000 common shares if they terminated employment on or before January 15, 2000. Due to passage of time, non-payment by us, and continuation of employment, the risk of forfeiture was eliminated effective January 15, 2000.

        On December 31, 1999, Messrs. Flechner and Webb agreed to take stock in payment of accrued compensation. Messrs. Flechner and Webb have forgiven compensation of $77,000 and $132,000, respectively, and accepted shares of 144,090 and 258,089, respectively, for the reduced compensation of $28,000 and $48,000, respectively, for the period October 1, 1997 through March 31, 1999. On April 12, 1999, each of Messrs. Flechner and Webb agreed to forgive their compensation for the period April 1999 through September 1999 but were entitled to $30,000 compensation for the period October 1, 1999 through December 31, 1999 and to extend their employment agreement two years to April 2003. Each of Messrs. Flechner and Webb has deferred demand for payment of compensation of $30,000 and agreed to waive their claim for such compensation in consideration for the receipt of 354,485 shares. The shares shall also be subject to risk of forfeiture, and shall be forfeited if Messrs. Flechner and Webb terminate their employment with us prior to December 31, 2001. The shares became non-forfeitable when we entered into a memorandum of understanding to acquire a development stage resource project or an operating (non-natural resource) business with annual revenues in excess of one million dollars, or received a financing of at least five hundred thousand dollars.

        On February 14, 2000, the risk of forfeiture provisions were removed on the shares issued in lieu of cash in the letter agreements dated March 31, 1999 and December 31, 1999 because we have entered into a memorandum of understanding for the acquisition of Loanmining.com, which was an operating business with annual revenues in excess of one million dollars. During 1999, we advanced $68,641 to Mr. Webb, which was secured by our common stock owned by Mr. Webb. As of December 31, 1999, the advances with interest have been charged to operations, and we have retained two shares of our common stock for each dollar advanced.

Due to Officer

        During 2000, the Company accrued officers' salaries of $10,000 per month for each of its two officers. Through September 30, 2000, one officer received year 2000 advances pursuant to the Company's employment agreement with the officer, aggregating $41,500, which were deducted from his year 2000 salary accruals. The other officer received advances in 1999 aggregating $68,641, which advances were secured by 137,282 shares of the Company's common stock, owned by the officer. Those 1999 advances were deducted from that officer's year 2000 salary accruals. Through September 30, 2000, that officer also received year 2000 advances pursuant to the Company's employment agreement with the officer aggregating $52,700, resulting in that officer owing the Company a net amount of $31,341, which is to be repaid in cash or by forfeiture of two company shares per dollar owed by the officer at year end.

BENEFICIAL OWNERS OF SECURITIES

        As of December 31, 2000, there were 15,538,355 shares of our common stock outstanding. The following table sets forth certain information as of that date, with respect to the beneficial ownership of our common stock by each director and nominee for director, by all executive officers and directors as a group, and by each other person known by us to be the beneficial owner of more than five percent of our common stock.

Beneficial Owner                           Beneficially Owned (1)     Shares Outstanding
----------------                           ----------------------     ------------------

CEDE & Co.                                    4,353,936                  26.3%
Box 20
Bowling Green Station
New York, New York 10004

Regina Mitchell                                   1,801,200                  11.59%
6031 So. Andes Circle
Aurora, Colorado 80016

Arnold P. Guttenberg                              1,097,400                   7.06%
1777 S. Harrison, Suite 1110
Denver, Colorado 80110

BCD USA, Inc.                                     1,000,000 (3)               6.44%
12849 Milbank Street
Studio City, California 91604

Stephen E. Flechner                               1,391,575 (4)               8.96%
1800 Glenarm Place, Suite 210
Denver, Colorado 80202

W. Gene Webb                                      1,502,574 (4)               9.67%
1800 Glenarm Place, Suite 210
Denver, Colorado 80202

Theodore E. Loud                                    117,000                   0.75%
1800 Glenarm Place, Suite 210
Denver, Colorado 80202

All officers and directors as a group             3,011,149 (4)              19.38%
(3 persons)

(1)	"Beneficial ownership" is defined in the regulations promulgated by the U.S. Securities and Exchange Commission as having or sharing, directly or indirectly (i) voting power, which includes the power to vote or to direct the voting, or (ii) investment power, which includes the power to dispose or to direct the disposition, of shares of the common stock of an issuer. Unless otherwise indicated, the beneficial owner has sole voting and investment power.

(2)	Based on 14,088,355 shares outstanding. Where the persons listed on this table have the right to obtain additional shares of common stock within 60 days from September 8, 2000, these additional shares are deemed to be outstanding for the purpose of computing the percentage of class owned by such persons, but are not deemed to be outstanding for the purpose of computing the percentage of any other person.

(3)	Issued pursuant to a joint venture agreement. The transaction was not consummated and North Lily expects return of the shares.

(4)	Includes 85,000 shares of common stock issuable upon exercise of presently exercisable options.

TRANSACTIONS BETWEEN NORTH LILY AND RELATED PARTIES

        Effective September 30, l997, Messrs. Flechner and Webb each agreed to defer demand of payment of their salaries in the amount of $402,500 each for the period May 1994 through September 30, l997 and further agreed to accept 805,000 shares of common stock for their unpaid salaries pursuant to the terms of the amendment to their employment agreements. We recorded $4,668 and $8,001 as due to officers relating to unpaid salary to Messrs. Flechner and Webb, respectively, as of December 31, l997. Mr. Flechner notified us that he would be reducing his salary by fifty per cent for the period October 1, l997 through December 31, l998 due to other obligations that required part of his time. During l998 and l999, we recorded $180,000 and $240,000, respectively, as due to officers relating to unpaid salaries to Messrs. Flechner and Webb.

        As of March 31, l999 Messrs. Flechner and Webb had unpaid salaries of $105,000 and $180,000, respectively, for the preceding 18 months. Messrs. Flechner and Webb each agreed to reduce their salaries to $28,000 and $48,000 and to forgive the remainder of their salaries of $77,000 and $132,000, respectively, for this time period. In addition, Messrs. Flechner and Webb, respectively, agreed to accept 144,090 and 258,089 shares of common stock for these unpaid salaries. On April 12, l999, Messrs. Flechner and Webb each agreed to forgo their salaries of $60,000 for the period from April 1, l999 through September 30, l999. We agreed to loan up to $112,500 and $150,000 to Messrs. Flechner and Webb, respectively, in consideration of agreeing to continue employment, forgo salaries for the period April 1999 through September l999, forgo any and all cash bonus, per the employment agreements, for the period May l994 through March l999, resume salary accrual in October l999, accept shares for salaries for the period May l994 through March l999 on terms agreed, collateralize repayment of the 18 month loan on a two share for each dollar loaned, and to extend the employment agreements for two years beyond their expiration date. As of December 31, l999, Messrs. Flechner and Webb each had accrued salaries of $30,000 for the period October 1999 through December l999. In January 2000, Messrs. Flechner and Webb each deferred demand for payment during that period and agreed to accept 354,485 shares of our common stock for respective unpaid salaries.

        Except as described above, during the fiscal year ended December 31, 1999, there were no transactions between North Lily and its directors, executive officers or known holders of greater than five percent of our common stock in which the amount involved exceeded $60,000 and in which any of the foregoing persons had or will have a material interest.

Due to Officer

        During 2000, the Company accrued officers' salaries of $10,000 per month for each of its two officers. Through September 30, 2000, one officer received year 2000 advances pursuant to the Company's employment agreement with the officer, aggregating $41,500, which were deducted from his year 2000 salary accruals. The other officer received advances in 1999 aggregating $68,641, which advances were secured by 137,282 shares of the Company's common stock, owned by the officer. Those 1999 advances were deducted from that officer's year 2000 salary accruals. Through September 30, 2000, that officer also received year 2000 advances pursuant to the Company's employment agreement with the officer aggregating $52,700, resulting in that officer owing the Company a net amount of $31,341, which is to be repaid in cash or by forfeiture of two company shares per dollar owed by the officer at year end.

DESCRIPTION OF SECURITIES

        Our authorized capital consists of 30,000,000 shares of $0.10 par value common stock and no shares preferred stock. We had 15,538,355 shares of common stock issued and outstanding as of December 31, 2000, and these outstanding shares were held by 9,823 shareholders. We had no outstanding shares of preferred stock. There also are outstanding warrants to purchase 1,400,000 shares of common stock that are held by three holders and additional warrants to purchase 200,000 shares of common stock held by two holders. The following is a description of our securities.

Common Stock

        Each share of the common stock is entitled to share equally with each other shares of common stock in dividends from sources legally available therefore, when, as, and if declared by the Board Of Directors and, upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets that are available for distribution to the holders of the common stock. Each holder of common stock is entitled to one vote per share for all purposes, except that in the election of directors, each holder shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose, and the holders of common stock have no preemptive rights, redemption rights or rights of conversion with respect to the common stock. All outstanding shares of common stock and all shares underlying the Warrants when issued will be fully paid and nonassessable by us. The Board Of Directors is authorized to issue additional shares of common stock within the limits authorized by our articles of incorporation and without shareholder action.

        All shares of common stock have equal voting rights and voting rights are not cumulative. The holders of more than 50 percent of the shares of common stock of North Lily could, therefore, if they chose to do so and unless subject to a voting agreement to the contrary, elect all of our directors.

        We have not paid any cash dividends since our inception.

        We have reserved a sufficient number of shares of common stock for issuance upon the exercise of options under our 1996 Stock Option Plan, 1996 Restricted Stock Plan and 2000 Retainer Stock Plan.

Notes and Warrants

        The Company issued $245,000 of 7% Convertible Notes and Warrants in the first half of 2000. The Notes were due in six to nine months and convertible into common stock of the Company at $0.20 per share (except for $28,000 at $0.50 per share). Since August 2000, $150,000 of these Notes were converted by an investor for 750,000 shares of common stock. Warrants for purchase of 1,400,000 shares were issued with the Notes and are exercisable at $5.00 and $7.50 during years one and two, respectively, expiring April 2002. The Notes not yet converted are expected to be converted shortly. Warrants are exercisable for $2.00 per share until April 30, 2001.

        Pursuant to a warrant agreement of April 1997 as amended, Hexagon Resources can exercise Warrants for 100,000 common shares of the Company at $1.00 per share until April 21, 2001. Pursuant to a warrant agreement of September 1997 as amended, Capco Resources Ltd. can exercise Warrants for 50,000 common shares of the Company at $0.50 per share until April 30, 2001. Pursuant to a warrant agreement of December 2000, Mountain Drive LLC can exercise Warrants for 110,000 common shares of the Company to $0.20 per share until December 4, 2001.

Transfer Agent And Registrar

        Our transfer agent and registrar is ComputerShare Investor Services, Inc., located at 12039 West Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228.

LIMITED TRADING FOR THE COMMON STOCK

        Our common stock traded on the over-the-counter market for approximately 60 years and, from May 1985 until October 30, 1997, were included in the Nasdaq system, under the symbol "NLMC". From October 30, 1997 until February 24, 2000, the shares were quoted on the Electronic Bulletin Board. The shares have been quoted on the "pink sheets" in the over-the-counter market since February 24, 2000, when the shares ceased to be traded on the OTC Bulletin Board because we failed to meet our filing requirements with the SEC.

        On December 21, 2000, we were reinstated for trading on the OTC Bulletin Board. It should be assumed that being quoted on the Electronic Bulletin Board there will be an extremely limited trading market - and very little liquidity - for the common stock.

SELLING SECURITY HOLDERS AND PLAN OF DISTRIBUTION

Shares Offered

        This prospectus concerns the transfer by the selling shareholders of up to 6,553,000 shares of common stock. These shares consist of the following:

°	3,693,000 shares that were purchased by selling shareholders in private placement transactions or issued to selling shareholders as compensation pursuant to exemptions from federal and state registration requirements.

°	Up to 1,170,000 shares that may be issued to selling shareholders when they exercise options and/or warrants to purchase common stock that were purchased in private placement transactions.

°	Up to 1,150,000 shares that may be issued to selling shareholders when they convert notes that were issued in private placements.

Plan Of Distribution

        The selling shareholders may sell their common stock at those prices that they are able to obtain in the market or as otherwise negotiated or for no consideration. We will not receive any proceeds from the transfer of the common stock by the selling shareholders. We may receive average proceeds of up to an aggregate of $1.83 per share upon the exercise, if any, of options and/or warrants held by selling shareholders to purchase up to an aggregate of 1,600,000 shares of common stock and up to $.20 per share upon the exercise, if any, by a selling shareholder of warrants to purchase up to 110,000 shares of common stock. These funds, if any, will be used for general corporate purposes.

        It is anticipated that the selling shareholders will offer the common stock in direct sales to private persons and in open market transactions. The selling shareholders may offer the shares to or through registered broker-dealers who will be paid standard commissions or discounts or other compensation by the selling shareholders. The selling shareholders also may pledge as collateral for loans their convertible notes, common stock, warrants, and/or common stock to be issued upon exercise of their warrants. This prospectus may be used by the lender to receives the pledge of those securities to sell shares of common stock if a loan is not repaid. The selling shareholders have informed us that they have not entered into any underwriting arrangement or other agreements with brokers to transfer any or all of the common stock offered under this prospectus.

        The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by these broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We and the selling shareholders have agreed to indemnify each other, underwriters, if any, their controlling persons and others against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

        Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the American Stock Exchange pursuant to Rule 153 under the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

        Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

Relationships Of Selling Shareholders To Us

        The following Selling Shareholders have contracts with the Company dated January 2001: James Stockwell Corporation for internet and e-mail services, Big Apple Consulting for direct marketing services, Stock Broker Relations for brokerage relations, CLD Investor Relations for investor relations, and Grant Douglas Publishing for publishing services. Another Selling Shareholder, Pinnacle Performance, has an April 2000 consulting agreement for corporate development services. Theodore Loud is a Selling Shareholder and a Director of the Company who received shares as reimbursement for expenses and in consideration for services.

Selling Shareholders

        The following table sets forth the name of each selling shareholder, the number of shares of common stock held by each selling shareholder before this offering (including shares issuable upon the exercise of the warrants and conversion of the note), the number of shares of common stock to be sold by each selling shareholder, and the number of shares owned by each selling shareholder after this offering. None of the selling shareholders has held any position or office, or had any material relationship with North Lily or its affiliates in the past three years except as disclosed in "--Relationships Of Selling Shareholders To Us" in the prior paragraph. For additional information concerning the beneficial ownership of shares by certain of the selling shareholders, see "Beneficial Owners Of Securities".

                                        Number Of
                                        Shares Of
                                        Common Stock      Number Of       Number Of
Name and Address                        Owned Before      Shares To Be    Shares Owned
Of Beneficial Owner                     Offering (1)      Offered (1)     After Offering
--------------------                    ------------      ------------    --------------
Virginia Amendola                           195,000         195,000           0
Big Apple Consulting USA Inc.               200,000         200,000           0
Edward Brewster                             150,000         150,000           0
Capco Energy  (1)                           100,000         100,000
Chase Management Ltd.                       117,328         117,328
CLD Investor Relations Inc.                 200,000         200,000
Ron Cooper                                   10,000          10,000           0
Aphridite Demetroulakos                      10,000          10,000           0
Andrew DiBattista (2)                       100,000         100,000
John Dominick                               210,000         210,000           0
Nicky Dozortsev (2)                       1,985,000       1,985,000           0
2 Rector St.
New York, New York 10006
Gina Ferrante                                20,000          20,000           0
William Ferrante                            100,000         100,000           0
Kevin Gordon                                 15,000          15,000           0
1777 S. Harrison St., Suite 1110
Denver, CO 80210
Hexgon Resources Inc. (3)                   150,000         150,000
James Stockwell Corporation                 200,000         200,000
Marcia Johnson                               50,000          50,000           0
Robert Kaufman                              500,000         500,000
Jim Kobel                                    10,000          10,000           0
Theodore E. Loud                            100,000         100,000
John Lovelace                                70,000          70,000           0
Fay Matsukage                                82,672          82,672
Gary Mitchell                               100,000         100,000           0
6031 South Andes Circle
Aurora, CO 80016
Mountain  LLC                               110,000         110,000           0
Jim Neal                                     20,000          20,000           0
Ron Netolitzky                               75,000          75,000
Arthur Pansing                               10,000          10,000           0
Kimberly Pavlin                              55,400          55,400           0
CJ Perry                                      7,000           7,000           0
Pinnacle Performance                        300,000         300,000           0
Vigil Popa                                   10,000          10,000           0
John Quam                                   260,000         260,000           0
Fred Rogers                                  15,000          15,000           0
Anthony Ryan                                    500             500           0
Elaine Ryan                                     500             500           0
Kelly Ryan                                    3,000           3,000           0
Shirley Schneider                            10,000          10,000           0
Scott Simpkins                              100,800         100,800           0
Chris Springer                               38,000          38,000           0
Paul Stromeli                                10,000          10,000           0
Stock Broker Relations of Colorado          200,000         200,000
Kurt Tribelhorn                             272,000         272,000           0
Dana Weeder                                   2,800           2,800           0
Gregg Weeder                                 52,800          52,800           0
Martha White                                 95,200          95,200           0
Mark Young                                   20,000          20,000           0
Sean Young                                   10,000          10,000           0
                                        -----------      ----------
   TOTAL SHARES TO BE OFFERED             6,553,000       6,553,000

(1)	The number of shares to be sold by the selling shareholders assumes that they exercise all of their options and/or warrants to purchase common stock, that they convert all of their notes and that they sell all the shares of common stock received from the exercise of the warrants and from the conversion of the notes.

SECURITIES AND EXCHANGE COMMISSION POSITION
ON CERTAIN INDEMNIFICATION

        Pursuant to Utah law, our Board Of Directors has the power to indemnify officers and directors, present and former, for expenses incurred by them in connection with any proceeding they are involved in by reason of their being or having been our officer or director. The person being indemnified must have acted in good faith and in a manner he or she reasonably believed to be not opposed to our best interests. Our Articles Of Incorporation and Bylaws grant this indemnification to our officers and directors.

        In addition to the general indemnification section, Utah law permits us to provide in either our Articles Of Incorporation or Bylaws a provision eliminating and limiting certain personal liability of a director for monetary damages for breaches of the director's fiduciary duty of care under certain circumstances. Our Articles Of Incorporation provide for this elimination and limitation of certain personal liability of a director.

EXPERTS

        Our audited financial statements appearing in this prospectus have been examined by Wheeler Wasoff, P.C., independent certified public accountants, as set forth in their report appearing elsewhere in this prospectus, and are included in reliance upon that report and upon the authority of said firm as experts in accounting and auditing.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS AND
CAUTIONARY STATEMENTS

        This prospectus and the documents incorporated in this prospectus by reference include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in or incorporated into this prospectus regarding our financial position, business strategy, plans and objectives of management for future operations and capital expenditures are forward-looking statements. Although we believe the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct.

        Additional statements concerning important factors that could cause actual results to differ materially from our expectations ("Cautionary Statements") are disclosed in this prospectus. All written and oral forward-looking statements attributable to us or persons acting on our behalf subsequent to the date of this prospectus are expressly qualified in their entirety by the Cautionary Statements.

INDEPENDENT AUDITOR'S REPORTS

To the Board of Directors and Stockholders
NORTH LILY MINING COMPANY

We have audited the accompanying consolidated balance sheets of North Lily Mining Company and Subsidiaries as of December 31, 1997, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the four years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Lily Mining Company and Subsidiaries as of December 31, 1997, 1998 and 1999 and the results of their operations and their cash flows for each of the four years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a working capital deficiency at December 31, 1999, has incurred losses from continuing operations and has no operating cash flow to meet ongoing obligations. In addition, there are certain potential liabilities which may have an adverse effect on the Company (see Note 13). These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties. Should the Company be unable to realize the carrying value of its assets and discharge its liabilities in the normal course of business, the net realizable value of its assets may be materially less than the amounts recorded on the balance sheet.

WHEELER WASOFF, P.C.

Denver, Colorado
July 12, 2000, except for Note 16(b),
as to which the date is July 25, 2000

NORTH LILY MINING COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 1997, 1998 and 1999

ASSETS                                1997        1998         1999

Current Assets
  Cash                              $56,759     $23,495      $26,378
  Marketable securities              16,213      10,581       6,086
  Accounts and note receivable       14,353      15,331       12,500
  Other                                 533         879        6,966
                                    -------     -------      -------

        Total Current Assets         87,858      50,286       51,930

Property and equipment, net          22,230      19,414       30,376
Land                              1,219,346   1,105,951    1,237,652
Reclamation bond                     91,240      95,651      200,553
Other                                   -           -         12,500
                                   --------   ---------     --------

TOTAL ASSETS                     $1,420,674  $1,271,302   $1,533,011
                                 =========   ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
   Accounts payable                 $193,653     $218,578      $226,027
   Accrued legal settlement          100,104      104,343         -
   Reclamation liabilities            90,110       90,110       180,059
   Notes payable                        -          12,954         2,954
                                    ----------    --------     ---------

   Total Current Liabilities         383,867      425,985       409,040

Due to officers                       12,669       63,345        136,015
Accounts payable in stock            240,419      257,085        261,835
                                    ----------    --------      ---------

   Total Liabilities                 636,955      746,415        806,890
                                    ----------    --------      ---------
Minority Interest in LLC                -            -           362,410
                                    ----------    --------      ---------

Commitments and contingencies (Notes 1 and 13)

Stockholders' Equity
  Common stock, $0.10 par value;
  authorized 30,000,000 shares;
  issued and outstanding -
  4,902,122 ,  4,902,122 and
  5,002,122 shares (1997, 1998,
  1999)                             490,212       490,212        500,212

Additional paid-in capital         52,373,692     52,373,692     52,382,692
Accumulated deficit               (52,080,185)   (52,339,017)   (52,519,193)
                                  ------------   ------------   ------------

  Total Stockholders' Equity        783,719        524,887        363,711
                                  ------------   ------------   ------------
                                  $ 1,420,674    $ 1,271,302    $ 1,533,011
                                  ============   ============   ============

The accompanying notes are an integral part of these consolidated financial statements.

NORTH LILY MINING COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1996, 1997, 1998, AND 1999

                                   1996       1997        1998       1999
                                 ---------  ---------   ---------  ---------

 Revenue
   Land sales                      $ -         $ -        $ -      $425,859
   Cost of land sales                -           -          -      (228,616)
                                 ---------  ---------   ---------  ----------
     Gross Profit                    -           -          -       197,243
                                 ---------  ---------   ---------  ----------

  Operating expenses
   General and administrative     675,449    510,151     238,238    330,105
   Exploration and property
     carrying costs                 3,527     51,409        -          -
                                 ---------  ----------   --------  ----------
                                  678,976    561,560     238,238    330,105
                                 ---------  ----------   --------  ----------
     Operating loss              (678,976)  (561,560)   (238,238)  (132,862)

  Other income (expenses)

   Interest income                10,053      6,886        1,537      1,346
   Interest expense              (10,589)    (11,306)     (8,881)   (43,193)
   Realized gain on marketable
     securities                  118,883        -            -          -
   Unrealized loss on
     marketable securities           -       (15,171)      (5,632)   (4,495)
   Abandonment of mineral
     properties                      -    (1,980,880)        -           -
   Gain on disposition on
     mineral properties           206,897       -            -           -
   Write off of note receivable  (176,751)      -            -           -
   Other, net                    (132,074)   (16,746)      (7,618)    54,436
                                 ---------   ----------    -------    -------

Net (loss) before minority
   interest                      (662,557) (2,578,777)    (258,832)  (124,768)

Minority Interest                    -           -           -        (55,408)
                                 ---------   -----------    --------   --------
Net (loss)                       $(662,557)$(2,578,777)  $(258,832) $(180,176)

Net (loss) per common share-
   basic and diluted             $  (0.23)    $  (0.80)    $ (0.05)    $ (0.04)
                                 ========= ============    =========   =======

Weighted average common shares
   outstanding basic and diluted 2,848,047    3,234,622    4,902,122  4,952,122
                                 =========   ===========   =========  =========

The accompanying notes are an integral part of these consolidated financial statements.

NORTH LILY MINING COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years ended December 31, 1996, 1997, 1998, and 1999

                                                                                       Marketable
                                                                                       Securities
                                                 Additional   Accumulated   Treasury   Valuation   Total
                               Common Stock      Paid-in      Deficit       Stock      Adjustment
                             Shares    Amount    Capital

Balance, January 1, 1996    2,594,667  $259,466  $51,264,750  $(48,835,939) $(17,395)   $ 197,723   $2,868,605

Common stock issued for
 services                      55,000     5,500       79,500        -              -          -         85,000

Common stock issued by
 private placement            341,073    34,108      351,409        (2,912)   17,395          -        400,000

Share issued costs               -        -          (31,762)      -              -           -        (31,762)

Marketable securities
  valuation adjustment           -        -              -         -              -      (189,453)    (189,453)

Adjustment for fractional
  shares issued                 1,382       138         (138)      -              -            -             -

Net loss, year ended
  December 31, 1996              -        -              -        (662,557)       -            -      (662,557)
                            ---------   -------   ----------   -----------    ---------   ---------  ----------
Balance, December 31, 1996  2,992,122   299,212   51,663,759   (49,501,408)       -         8,270    2,469,833

Common stock issued for
  officers salaries         1,610,000   161,000      644,000       -              -           -        805,000

Common stock issued by
  private placement           300,000    30,000       70,000       -              -           -        100,000

Share issue costs                  -          -       (4,067)      -              -           -         (4,067)

Marketable securities
  adjustment for
  permanent decline                -          -          -         -              -        (8,270)      (8,270)

Net loss, year ended December      -          -          -      (2,578,777)       -           -     (2,578,777)
                            ---------  --------   ----------   ------------  --------     --------- ----------

Balance, December 31, 1997  4,902,122   490,212   52,373,692   (52,080,185)       -           -        783,719

Net loss, year ended
  December 31, 1998                -           -         -        (258,832)       -           -       (258,832)
                            ---------   -------   ----------   -----------   --------     --------   ----------
Balance, December 31, 1998  4,902,122   490,212   52,373,692   (52,339,017)       -           -       (524,887)

Common stock issued for
  loan fees                   100,000    10,000        9,000         -            -           -         19,000

Net loss, year ended
  December 31, 1999                -           -         -        (180,176)       -           -       (180,176)
                            ----------  -------  -----------  ------------    ---------   ---------  ----------
Balance, December 31, 1999  5,002,122  $500,212  $52,382,692  $(52,519,193)       -       $   -        $363,711
                            ==========  =======  ===========  ============   ==========   =========  ==========

The accompanying notes are an integral part of these consolidated financial statements.

NORTH LILY MINING COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 1996, 1997, 1998 and 1999

Cash flows from operating activities          1996        1997          1998       1999
                                             ------      --------     -------    -------

Net(loss)                                 $(662,557)  $(2,578,777)  $(258,832)  $(180,176)

Adjustments to reconcile net loss
  to net cash provided from (used for)
  operating activities
      Depreciation                            3,946         2,816       2,816       2,816
      Abandonment of mineral properties         -       1,980,880          -          -
      Net realized gain on sale of
        marketable securities              (118,883)       -               -          -
      Unrealized loss on marketable
        securities                              -          15,171       5,632       4,495
      Abandonment of fixed assets               -          32,116          -          -
      Minority Interest                         -          -               -      (55,408)
      Gain on disposition of
        mineral properties                 (206,897)       -               -          -
      Cancellation of debt                  176,751        -               -          -
      Stock issued for salaries and
        loan fees                               -         180,000          -       19,000
Increase (decrease) in accounts, notes
      and interest receivable              (101,298)      131,632        (978)    (10,114)
Decrease in inventory                        43,207       -               -          -
Increase (decrease) in other assets          (4,575)        (533)        (346)     (5,642)
Decrease (increase) in accounts-
      payable trade                        (101,398)      (8,189)      24,930       7,449
Increase (decrease) in accrued
      liabilities                            17,000      (32,981)       4,235    (104,343)
(Increase) in reclamation liabilities, net  (27,501)     (81,598)      (4,411)    (14,953)
Increase in due to officers                 240,000       12,669       50,676      72,669
Increase in other accounts payable              -         240,419       16,666      4,751
Other items                                 185,107         1,627          -      (71,206)
                                           ---------    ---------      --------  ---------

      Net cash (used) provided operating
          activities                       (557,098)     (104,748)      (159,612)(330,662)
                                           ---------    ----------     --------- ---------

Cash flows from investing activities
  Acquisition and exploration of mineral
    properties, net of option payments and
    foreign taxes received                  (64,957)       (1,452)        31,261      -
  Proceeds received on sale of equipment      5,000        -               -          -
  Proceeds from sale fo marketable securities
    and investments                         241,408        -               -          -
  Distribution from LLC                         -          -               -      321,545
  Net proceeds from sale of mineral
    properties                              280,292        -              82,134      -
  Advances                                 (141,751)       -               -          -
                                           ---------    ---------       -------- ---------

       Net Cash (used) provided from
          investing activities              319,992        (1,452)       113,395  321,545
                                           ---------    ---------       -------- ---------

Cash flows from financing activities
   Proceeds form short-term borrowings         -           -              13,106  257,538
   Repayment of short-term borrowing       (211,621)       -                (153)(267,538)
   Minority member contribution in LLC         -           -                 -     22,000
   Proceeds from issuance of common
     stock, net of offering costs           393,238        95,933            -        -
                                           ---------    ---------       -------- ---------
     Net cash provided by financing
       activities                           186,617        95,933         12,953   12,000
                                           ---------    ---------       -------- ---------

Net (decrease) increase in cash             (55,489)      (10,267)       (33,264)   2,883
Cash and cash equivalents, beginning
   of year                                  122,515        67,026         56,759   23,495
                                           ---------     ---------       -------- -------
Cash and cash equivalents, end of year     $ 67,026       $56,759       $ 23,495 $ 26,378
                                           =========     =========       ======== ========

The accompanying notes are an integral part of these consolidated financial statements.

NORTH LILY MINING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1996, 1997, 1998 and 1999

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

During the years ended December 31, 1996, 1997, 1998 and 1999, the Company paid cash for interest on indebtedness of $17,708, $0, $141, and $37,033, respectively.

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES.

In 1996 the Company exchanged marketable securities in settlement of a note payable and accrued interest for $98,296; issued 30,000 shares of common stock (valued at $2.00 per share) for services of $60,000 and issued 25,000 shares of common stock (valued at $1.00 per share) for offering costs of $25,000 on private placements.

In 1997 the Company issued 1,610,000 shares of common stock to officers (valued at $.050 per share) in settlement of accrued salaries of $805,000.

In 1999 the Company issued 100,000 shares of common stock (valued at $0.19 per share) for loan fees of $19,000.

The accompanying notes are an integral part of these consolidated financial statements.

NORTH LILY MINING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

North Lily Mining Company was incorporated as a Utah corporation and was engaged in mineral activities, including exploration, extraction, processing and reclamation. The Company's principal assets were its copper mine, located in Chile, and its mineral properties, located in Bolivia and the United States. As of December 31, 1997 all mineral properties located outside the United States were abandoned, and mineral exploration and development activities on United Sates properties were ceased. The Tintic claims, located in the State of Utah, were made available for sale. Effective January 1, 1999 substantially all of the Tintic claims were contributed to Xeres Tintic, LLC a Colorado limited liability company.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of North Lily Mining Company, its inactive wholly owned subsidiaries, a 50% interest in Silver City Joint Venture (100% in 1999), and its 69% interest in Xeres Tintic LLC (Xeres). Collectively their entities are referred to as the "Company." All significant inter-company accounts and transactions have been eliminated in consolidation.

MINORITY INTEREST

The Company records minority interest expense which reflects the portion of the earnings applicable to the minority interest partners in Xeres. Effective January 1, 1999 the company contributed land to Xeres for a 99% interest. Effective July 31, 1999 an outside investor acquired a 30% interest in Xeres diluting the Company's interest to 69%. For financial reporting purposes the results of Xeres are included in the Company's financial statements. Effective January 31, 2000, the outside investor's interest was reduced to 7.5%, and the Company's interest was increased to 91.5%.

JOINT OPERATIONS

The Company's 50% interest in Silver City Joint Venture, an unincorporated joint venture, has been proportionally consolidated for years ended December 31, 1996, 1997 and 1998. In 1999 the Company acquired the 50% interest held by an outside party and, accordingly, the 1999 financial statements include 100% of the joint venture operations, assets and liabilities of Silver City Joint Venture.

REVENUE RECOGNITION

Prior to January 1, 1999 proceeds from the sale of land were charged against the carrying cost of the applicable property, as the Company accounted for the properties as mineral properties.

Effective January 1, 1999 and concurrent with the formation of Xeres, revenue from sale of land is recognized under the full accrual method of accounting pursuant to Statement for Financial Accounting Standards (SFAS) No. 66. Under this method of accounting, revenue is recognized when all of the following conditions are met: the refund period has expired; sufficient cumulative payments of the contract sale price has been made; collectibility of receivables is reasonably assured; receivables are not subject to subordination; and the Company is not obligated to complete improvements or incur other development costs.

NORTH LILY MINING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

MARKETABLE SECURITIES

Marketable equity securities are classified as available for sale and are carried at fair value, as determined by quoted published market prices. Unrealized losses and gains on available for sale securities are included as a separate component of stockholders' equity. Net realized gains and losses on security transactions are determined on the specific identification cost basis and are included in the determination of loss for the year.

At December 31, 1997, 1998 and 1999 the company determined that the decline in fair value of its marketable equity securities available for sale was other than temporary and, accordingly, unrealized losses, including those previously included as a separate component of stockholders' equity, were charged to operations and the cost basis of the individual securities was reduced to fair value as the new cost basis.

PROPERTY AND EQUIPMENT

Office furniture and equipment is recorded at cost. Depreciation is provided by use of the straight-line method over the estimated useful lives of the related assets of five to seven years. All mining plant and equipment is available for sale as of December 31, 1999. Accordingly, proceeds from the sale of mining plant and equipment is charged against the carrying cost, which approximates salvage value, until such time as the carrying cost is reduced to zero, at which time, gain on sale will be recognized.

Expenditures for replacements, renewals, and betterments are capitalized. Maintenance and repairs are charged to operations as incurred.

Depreciation expense was $3,946 for 1996 and $2,816 for each of the three years in the period ended December 31, 1999.

MINERAL PROPERTIES

Direct costs related to the acquisition, exploration and development of mineral properties held or controlled by the Company were deferred on an individual property basis until viability of a property was determined. General exploration costs are expensed as incurred. Management of the Company periodically reviews the recoverability of the capitalized mineral properties and mining equipment. Management's calculation of proven and probable reserves is based on engineering and geological estimates and financial estimates including mineral prices and operating costs. The Company depreciates its assets and accrues for reclamation on units of production basis at each mine site over proven and probable reserves. Changes in the geological and engineering interpretation of the Company's ore bodies, mineral price and operating costs may change the Company's estimate of proven and probable reserves. It is reasonably possible that the Company's estimate of proven and probable reserves will change in the near term resulting in additional charges for depreciation and reclamation in future reporting periods. When it is determined that a project or property will be abandoned or its carrying value has been impaired, a provision is made for any expected loss on the project or property. Proceeds from the sale of mineral properties are charged against the carrying value of the properties, on an individual property basis, until such time as the carrying value of the individual properties is reduced to zero, at which time, gain on disposition is recognized. As of December 31, 1997 the Company had abandoned its foreign mineral properties. U.S. mineral properties consisting of the "Tintic claims" in the State of Utah were held for sale and subsequently transferred, in 1999, to Xeres.

NORTH LILY MINING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

IMPAIRMENT OF LONG-LIVED ASSETS

The Company has adopted SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires that long- lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has determined that no impairment loss needs to be recognized for applicable assets of continuing operations.

FOREIGN CURRENCEY TRANSLATION

Results of operations for foreign subsidiaries, whose functional currency is other than the U.S. dollar, are translated using the average exchange rates during the period, while assets and liabilities are translated into U.S. dollars using current rates. Resulting translation adjustments are recorded in currency translation adjustments in shareholders' equity. For foreign subsidiaries whose functional currency is the U.S. dollar, currency gains and losses resulting from translation and transactions are determined using a combination of current and historical rates and are included in the results of operations. Effective December 31, 1997 the company abandoned all of its foreign properties and ceased operations outside the United States.

RECLAMATION COSTS

The Company's operations related to the Silver City Joint Venture are subject to reclamation, site restoration and closure requirements. Post-closure reclamation, site restoration costs and closure costs for each producing mine are charged to operations over the expected life of the mine using the units of production method. Current expenditures relating to ongoing environmental and reclamation programs are expensed as incurred. The Company calculates its estimate of the ultimate reclamation liability based on current laws and regulations and the expected future costs to be incurred in reclaiming, restoring and closing its operating mine sites. It is reasonably possible that the Company's estimate of its ultimate reclamation liability will increase in the near term due to possible changes in laws and regulations and changes in cost estimates.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Significant estimates have been made by management with respect to the recoverability of the Company's investment in land and the liability for reclamation costs. Actual results could differ from those estimated.

CASH EQUIVALENTS

For purposes of reporting cash flows, the Company considers as cash equivalents all highly liquid investments with a maturity of three months or less at the time of purchase. On occasion, the Company has cash in banks in excess of federally insured amounts. At December 31, 1997, 1998 and 1999 there were no cash equivalents.

NORTH LILY MINING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

INCOME (LOSS) PER COMMON SHARE

Basic income (loss) per common share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the year. Diluted income per common share is calculated by adjusting outstanding shares, assuming conversion of all potentially dilutive stock options. Convertible equity instruments, consisting of warrants and options, are not considered in the calculation of net (loss) per share, as their inclusion would be antidilutive.

INCOME TAXES

The company has adopted the provisions of SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, the deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

SHARE BASED COMPENSATION

In October 1995, SFAS No. 123, "Accounting for Stock-Based Compensation" was issued. This new standard defines a fair value based method of accounting for an employee stock option or similar equity instrument. This statement gives entities a choice of recognizing related compensation expense by adopting the new fair value method or to continue to measure compensation using the intrinsic value approach under Accounting Principles Board ("APB") Opinion No. 25. The Company has elected to utilize APB No. 25 for measurement; and will, pursuant to SFAS No. 123, disclose supplementally the pro forma effects on net income and earnings per share of using the new measurement criteria.

CONCENTRATION OF CREDIT RISK AND FINANCIAL INSTRUMENTS

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents, investments in marketable securities and receivables. The Company places its short-term cash investments with high credit quality financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. Generally, these investments mature within 90 days and therefore are subject to minimal risk.

NEW TECHNICAL PRONOUNEMENTS

In June 1998 SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued for fiscal years beginning after June 15, 1999. Adoption of SFAS No. 133 is not expected to have an impact on the Company's financial statements.

In October 1998 SFAS No. 134, "Accounting for Mortgage Broker Securities," was issued for fiscal years beginning after December 15, 1998. Adoption of SFAS No. 134 does not have an impact on the Company's financial statements.

NORTH LILY MINING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In June 1999 SFAS No. 136, "Transfers of Assets to a Not-For-Profit Organization or Charitable Trust that Raises or Holds Contributions for Others" was issued for fiscal years beginning after December 15, 1999. SFAS No. 136 will not have an impact on the Company's financial statements.

In June 1999 SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statements No. 133" was issued. Adoption of SFAS No. 137 is not expected to have an impact on the Company's financial statements.

NOTE 2 - BASIS OF ACCOUNTING

The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and extinguishment of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company has accumulated a deficit of $52,519,193 through December 31, 1999, has incurred losses of $662,557, $2,578,777, $258,832, and $180,176 for each of the four years in the period ended December 31, 1999 and at December 31, 1999 has a working capital deficiency of $357,110.

During 1993 the Company ceased operations at its Silver City mine and in 1997 abandoned mining operations at its Tuina mine in Chile. As a result the Company has continually been selling non-essential Company assets to fund ongoing operations and property commitments over the past four years. The Company requires financing to fund its future operations and will attempt to meet its ongoing liabilities as they fall due through the sale of marketable securities or mineral properties. There can be no assurance that the Company will be able to raise the necessary financing to continue in operations or meet its liabilities as they fall due or be successful in resolving its contingent liabilities. Should the Company be unable to realize the carrying value of its assets and discharge its liabilities in the normal course of business, the Company may not be able to remain in operation and the net realizable value of its assets may be materially less than the amounts recorded on the consolidated balance sheets.

In April 2000 the Company acquired 100% of the outstanding common stock of Loanmining.Com, Inc. (LMC) in exchange for 5.83 million shares of the Company's common stock. Management believes that the acquisition of LMC and ongoing efforts to sell its Tintic property claims in Utah through Xeres will enable the Company to meet its financing and cash requirements and ultimately achieve profitable operations.

NOTE 3 - MARKETABLE SECURITIES

As at December 31, 1997, 1998 and 1999 the Company has classified all investments in marketable securities as available for sale. The cost, gross unrealized holding gains gross unrealized holdings losses, and fair value of available for sale securities are as follows:

NORTH LILY MINING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - MARKETABLE SECURITIES (continued)

                                         Gross        Gross
                                        Unrealized   Unrealized
                                Cost     Holdings     Holdings      Fair
                                Basis    Gains         Losses      Value
At December 31, 1996
Equity Securities              $31,385   $8,270         $ -        $39,655
                               =======   =======       ======      =======

At December 31, 1997
Equity Securities              $39,655     $ -         $23,442     $16,213
                               =======   =======       =======     =======

At December 31, 1998
Equity Securities              $16,213     $ -          $5,632     $10,581
                               =======   =======       =======     =======

At December 31, 1999
Equity Securities              $10,581     $ -          $4,495      $6,086
                               =======   =======       =======      ======

Proceeds from sales and dispositions of marketable securities were $339,704 in 1996 and related net realized gains included in income was $118,883 in 1996. The net change in the unrealized gain of marketable securities classified as available for sale included as a component of equity was a decrease of $189,453 for the year ended December 31, 1996. At December 31, 1997 management determined that the decline in fair value of available for sale securities was other than temporary and accordingly unrealized losses have been charged to operations.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment at December 31, 1997, 1998 and 1999 consists of the following:

                                    1997        1998        1999

Office furniture and equipment    $24,915      $24,915     $24,915
Accumulated depreciation           16,464       19,280      22,096
                                  --------     --------    --------
                                    8,481        5,635       2,819
                                  --------     --------    --------

Mining equipment                   13,779       13,779      27,557
                                  --------     --------    --------
                                  $22,230      $19,414      $30,376
                                  ========     ========    ========

NORTH LILY MINING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - PROPERTY AND EQUIPMENT (continued)

Included in mining equipment is an idle mill facility and related equipment held for sale at the Silver City Venture reclamation site. The carrying cost approximates salvage value at December 31, 1997, 1998 and 1999.

NOTE 5 - LAND AND MINERAL PROPERTIES

The Company's investment in land at December 31, 1997, 1998 and 1999 consists of the Tintic property mining claims located in Utah. Prior to 1997 the Company classified these claims as mineral properties and were pursuing the exploration and development of the mining claims. The Company had previously sold small parcels of the claims and charged the proceeds therefrom to the carrying cost. Effective January 1, 1999 the Company transferred substantially all of the claims to Xeres, in which they hold a majority interest, and began to actively market and sell the properties.

Effective December 31, 1997 the Company abandoned its operations at its Tuina mine project in Chile (Note 6) and its San Simon exploration project in Bolivia. The carrying costs of these projects, including related debt, in the aggregate amount of $1,980,880 was charged to operations in 1997.

During 1993 the Company's Silver City mining operation located in Utah ceased operations and commenced reclamation work. As at December 31, 1997,1998 and 1999 the Company has accrued $90,110, $90,110 and $180,059, respectively, as its share of estimated net future costs to complete the reclamation work.

During 1996, the Company received $65,000 from the partial sale of a portion of the Tintic patented mining claims. In addition, the Company sold the Gray Eagle property for total proceeds of $215,292. Of this amount $108,000 was recorded as note receivable with interest at 8.5% per annum. The principal and interest was paid in full in 1997.

NOTE 6 - DISPOSITION OF INTERESTS IN COMPANIA MINERA PHOENIX S.A.

Effective April 12, 1995, the Company and International Mahogany Corp. ("Mahogany") agreed to a restructuring of the ownership interest of the Tuina Project. In settlement of the Company's outstanding debt to Mahogany of $684,000 as at March 28, 1995, the Company reduced it ownership interest in Compania Minera Phoenix S.A. ("Phoenix") from 50% to 41%. During 1995, the Company also agreed to terms by which the Company's remaining interest in the Tuina Project will be impacted. Subsequently, Mahogany agreed to sell its 59% interest in Phoenix to Yuma Gold Mines Limited ("Yuma"). The sale to Yuma was extended on several occasions and the terms subsequently revised (the "Mahogany-Yuma Agreement").

On May 3, 1996 the Company and Yuma agreed to revise the terms of the agreement whereby the Company's remaining interest in Phoenix will be impacted. In summary, subject to receipt by Mahogany of regulatory approvals and completion of the Mahogany-Yuma Agreement, the Company's interest will be impacted as follows:

a) Yuma will receive an additional 5 % interest in Phoenix in exchange for funded costs and the delivery of and independent bankable feasibility study in respect of the Tuina Project;

b) the Company would be required to sell a further 10% interest in Phoenix to Yuma for an initial payment of $145,000, less deductions for operating costs and the costs of securing the water rights for the Tuina Project. In addition, Yuma is required to make further payments to the Company, due upon commencement of Tuina commercial production and one year thereafter. These payments are to be calculated in relation to the initial capital costs of the Tuina Project, from a high of $609,000 where the initial capital costs are less than $14,000,000 with graduating payments decreasing as capital costs increase, and may be made, at Yuma's election, in cash or shares of Yuma; and

NORTH LILY MINING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 6 - DISPOSITION OF INTERESTS IN COMPNANIA MINERA PHOENIX S.A. (continued)

c) all participants will be responsible for contributing their share of funding following completion and delivery of the Feasibility Study. The failure of any participant to contribute its share of funding will result in a dilution of that participant's interest in accordance with a dilution formula. Once a participant's interest has been diluted to 10%, then the ownership interest will convert to a 10% net profits interest.

Since April 13, 1995, Yuma has provided funding to Phoenix to cover operations, the preparation of the feasibility study and the costs of securing the water rights for the Tuina Project. These costs are partially recoverable by Yuma (the "Yuma Payments") from the Company from the proceeds to be received from the sale of the 10% interest in Phoenix, as noted in item (ii) above. The water rights have been secured and Yuma now has to either elect to close the Mahogany-Yuma Agreement, subject to regulatory approval, or terminate the agreement. If Yuma elects to terminate the Mahogany-Yuma Agreement, the Company would not owe Yuma any funds for the Yuma Payments.

Due primarily to reduced copper prices, Yuma ceased to perform the Tuina Project. Effective December 31, 1997 the Company abandoned the Tuina Mine Project and wrote off its investment and any related debt previously forgiven.

NOTE 7 - PROPOSED SHARE EXCHANGE WITH TAMARINE VENTURES LTD

On November 17, 1995, the Company executed an Agreement and Plan of Share Exchange (the "Agreement") with Tamarine Ventures Ltd., a company incorporated under the laws of British Columbia, Canada ("Tamarine"). The Agreement provided for the issuance, at closing, of one post-reverse stock split share of Common Stock of the Company in exchange for each four common shares of Tamarine, thereby making Tamarine a wholly-owned subsidiary of the Company (the "Share Exchange"). At the closing of the Share Exchange, the Company would issue 2,000,000 post-reverse split shares of its Common Stock to the shareholders of Tamarine. Closing of the Share Exchange was subject to a number of conditions precedent, including regulatory acceptance, approval by the shareholders of the Company and satisfactory results of due diligence investigations conducted by the Company. On November 22, 1996, the Company terminated the Agreement and abandoned its plan to acquire Tamarine. In contemplation of the acquisition of Tamarine, the Company advanced $176,751 to Tamarine. The Company has been unsuccessful in having the advances repaid and, accordingly the Company has fully provided for a reserve for bad debts on the advances to Tamarine in the accompanying 1996 financial statements.

NOTE 8 - NOTES PAYABLE

Notes payable at December 31, 1998 and 1999 consisted of:

                               1998        1999

Bank overdraft advance       $2,954       $2,954

Notes payable - officer
    due on demand with
    interest at 10%         $10,000          -
                            ---------     -------
                            $12,954        $2,954
                            =========     =======

NORTH LILY MINING COMPANY AND SUBSIDIARIESN
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - STOCKHOLDERS' EQUITY

On December 9, 1996 the Company effected a 1 for 10 reverse stock split. The accompanying financial statements give retroactive effect to this reverse stock split for all periods presented.

COMMON STOCK

In 1996, the Company completed private placements of 55,555 shares of common stock at a $1.80 per share and 285,518 shares of common stock at $1.00 per share. The company issued 25,000 shares of common stock for offering costs associated with these private placements (valued at cost $1.00 per share). The net proceeds to the Company was $378,754 after cash paid for offering costs of $6,762.

The Company issued 30,000 shares of common stock for services of $60,000 (valued at $2.00 per share).

In 1997, the Company completed the sale of common stock and warrants pursuant to two private placements as follows:

100,000 shares, at $0.50 per share and warrants to purchase 100,000 share at $0.75 per share by April 1998 or $1.00 per share by April 1999. The warrants were extended to December 31, 2000 and April 21, 2001, respectively.

200,000 shares at $0.25 per share and warrants to purchase 100,000 at $0.35 per share by September 1998, or $0.50 per share by September 1999. The warrants were extended to December 31, 2000 and April 30, 2001, respectively.

Proceeds from the offerings were $100,000 before offering costs of $4,067.

Effective December 31, 1997 the Company issued 1,610,000 shares of common stock (valued at $0.50 per share) to two officers in settlement of accrued salaries of $805,000.

In 1999 the Company issued 100,000 shares of common stock (valued at $0.19 per share) to an unrelated third party for loan fees of $19,000.

In 2000 the Company reached settlement agreements with unrelated trade creditors in which the creditors agreed to accept common stock in the Company in exchange for payables due as follows:

1997 - 479,667 shares of common stock for accounts payable of $240,419 (valued at $0.50 per share)

1998 - 33,333 shares of common stock for accounts payable of $16,666 (valued at $0.50 per share)

1999 - 25,000 shares of common stock for accounts payable of $4,750 (valued at $0.19 per share)

Additionally in 2000, the Company issued shares of common stock to two officers in settlement of accrued salaries at December 31, 1999 as follows: 402,179 shares for accrued salaries of $76,015 (valued at $0.19 per share), and 708,970 shares of common stock for accrued salaries of $60,000 (valued at $0.08 per share).

All stock issues for non-cash consideration are valued at a per share amount which approximates the fair market price of the stock as of the date of authorization by the Board of Directors.

NORTH LILY MINING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - STOCKHOLDERS' EQUITY (continued)

WARRANTS

In 1997, the Company issued warrants to purchase 200,000 shares of common stock in conjunction with its private placements. The weighted average excise price of the warrants is $ .55 per share.

NOTE 10 - STOCK OPTION PLANS

(a) 1984 Incentive Stock Option Plan:

During 1984, the stockholders approved an incentive stock option plan (the "1984 Plan") for officers and key employees that provided for grants of options to purchase up to 30,000 shares of unregistered common stock. In 1990, the Board of Directors approved an amendment to the 1984 Plan to increase the shares available for option grants to 250,000. The options granted under the 1984 Plan are immediately exercisable at the fair market value of the free trading common stock on the date of grant or 110% of such value if the optionee owned more than 10% of the combined voting power of all classes of Company stock as of the grant date. The 1984 Plan expired October 31, 1994. The options that are outstanding were issued in 1994 at an exercise price of $2.03 per share and at December 31, 1997, 1998 and 1999 expire as follows: 170,000 - May 7, 2004.

(b) 1996 Stock Option Plan:

In 1996, the stockholders approved an incentive stock option plan (the "1996 Plan") for employees, directors and/or officers of the Company. The 1996 Plan reserves an aggregate of 275,000 shares (the "Available Shares") of the Company's Common Stock and provides for annual adjustments in the number of Available Shares, commencing December 31, 1996, to a number equal to 10% of the number of shares outstanding on December 31 of the preceding year or 275,000 shares, whichever is greater. The options granted under the Plan will become vested 50% upon the first anniversary option grant and 12.5% upon each of the four three- month periods following the first anniversary. The purchase price shall be equal to the fair market value of the stock as of the date of issuance. No options have been granted under the 1996 Plan.

(c) 1996 Restricted Stock Plan:

In 1996, the stockholders approved a restricted stock plan (the "1996 Restricted Plan") for employees, officers, and directors of the Company and consultants to the Company. The 1996 Restricted Plan reserves an aggregate of 275,000 shares (the "Available 1996 Restricted Shares") of the Company's Common Stock. The 1996 Restricted Plan also provides for annual adjustments under the same terms as the 1996 Plan. Shares under this plan are "restricted" in the sense that they are subject to repurchase by the Company at cost during the vesting period. The options granted under this plan will become vested under the same terms as the 1996 Plan. There are no options outstanding.

NOTE 11 - INCOME TAXES

At December 31, 1999, the Company had a net operating loss carry forward of approximately $21,000,000 that may be offset against future taxable income through 2019.

The Company has fully reserved the tax benefits of these operating losses because the likelihood of realization of the tax benefits cannot be determined. These carryforwards are subject to review by the Internal Revenue Service.

The tax benefit of the loss carryforward has been offset by a valuation allowance of the same amount. Of the total tax benefit, $6,000 is attributable to 1999.

NORTH LILY MINING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - INCOME TAXES (continued)

Temporary differences between the time of reporting certain items for financial and tax reporting purposes are primarily from using different methods of reporting depreciation costs, mineral exploration costs, advanced royalties and reclamation accruals.

NOTE 12 - RELATED PARTY TRANSACTIONS

a) During 1996, the Company was charged management, consulting and office administration fees and salaries of $283,806 by officers and companies under significant influence of certain directors of the Company. As at December 31, 1996, $680,358 remained unpaid of which $625,000 was due to officers for unpaid salaries for the period 1994 through 1996.

The Company's Bolivia properties were acquired pursuant to an agreement entered into in 1995 with Akiko Gold Resources, Ltd. ("Akiko"), an entity whose prior president is also president of the Company. The Company had a 46% interest in the property and is responsible for 50% of the project's funding requirements. In 1997 the Company abandoned the project.

b) During the 1997, the Company accrued officers salaries for the year of $192,689, issued 1,610,000 shares of common stock in settlement of accrued salaries for 1996 through September 1997 (Note 9), and paid the office lease of $30,684 (Note 13).

c) During 1998, the Company accrued officer salaries for the year of $50,676 and paid the office lease of $31,316 (Note 13). Two officers loaned the company $5,000 each at 10.0% interest.

d) During 1999, the Company accrued officer's salaries for the year of $72,669, and paid the office lease of $35,336 (Note 13). The Company repaid loans from officers of $10,000 and interest of $724. In 1999 the Company advanced an aggregate of $68,641 to an officer. Pursuant to the Company's employment agreement with the officer, advances accrue interest at 8% per annum. The advances are secured by 137,282 shares of the Company's common stock owned by the officer. As of December 31, 1999, the advances made have been charged to operations and no interest income will be recognized until interest is paid by the officer to the Company.

NOTE 13 - COMMITMENTS AND CONTINGENCIES

a) The Company has assumed under a verbal agreement with an entity controlled by the Company's Vice President an operating lease for office space in Denver, Colorado. This assumption is under the same terms and conditions as the related party's lease with the landlord. Future minimum lease payments due under this arrangement are as follow:

Year ended December 31,

                        2000        $36,647
                        2001        $41,125
                        2002        $43,682
                        2003        $18,645

Rent expense for the years ended December 31, 1996, 1997, 1998 and 1999 was $17,838, $22,378, $31,316 and $35,336 respectively.

NORTH LILY MINING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - COMMITMENTS AND CONTINGENCIES (continued)

b) The Company and other third parties were subject to a multi-count claim filed with the U.S. District Court in Butte, Montana claiming that, as a result of exploration activity in the Southern Cross area, local ground water supplies have been contaminated and reduced. Despite studies prepared privately and by the Department of State Lands (Montana) in 1992, which found no evidence of earlier claims, the plaintiff continued to seek alternative legal approaches against the defendants. Initial discovery proceedings were completed in 1995. The Company and other third parties filed for a Summary Judgement for dismissal of this lawsuit and have received favorable disposition thereof, awaiting execution by the federal court. Meanwhile, the lawsuit was settled for nominal consideration in December 1997. Mahogony paid North Lily's share of settlement.

c) During 1994, a former officer of the Company filed a complaint seeking unpaid vacation pay, together with interest thereon, treble damages, cost and attorney's fees. The Company subsequently paid the former officer $20,834 representing the Company's calculation of its share of amounts owed. Final settlement with the former officer was reached in 1996, in which the Company agreed to pay an initial payment of $15,000 and a final payment of $80,000. Final payment on the settlement agreement was made in 1999 and the Company was released from further obligation.

d) In late 1998, a complaint was filed against the Company in Utah, alleging breach of a special warranty deed, breach of a terminated mining lease, and most recently attacking validity of the Company's royalty and land development interests retained in properties acquired by plaintiffs. The Company eliminated the primary basis for the alleged breach of warranty during 1999, and believes the plaintiffs are not entitled to assert claims under the deed and mining lease to which they are not parties. The company and its litigation counsel believe the claims are without merit, will continue to defend vigorously, and do not believe there is any likelihood of a material loss.

e) In March 2000, the Utah Division of Oil, Gas and Mining (DOGM) and Department of Water Quality (DWQ) each sent Notices to the Company addressing similar issues. The Notices alleged failure to timely comply with Utah environmental laws and regulations, violations of notices and orders thereunder, and violation of the Company's Groundwater Discharge Permit, all in relation to the Company's reclamation/closure obligations for its small former heapleach tailing recovery project in Silver City, Utah (the Tintic Project). The Company timely responded, contested the allegations, submitted requested submissions, undertook certain reclamation actions, and requested a hearing. By Stipulation and Consent order dated July 26, 2000, DOGM dismissed their charges against the Company, and the Company agreed to perform ongoing reclamation/closure activities. DWQ concurred with the reclamation/closure schedule and terms in the Stipulation, but has not finally resolved its Notice (including its right to seek substantial daily civil penalty for violations). The Company's reclamation bond for the Tintic Project was recently increased by agreement with DOGM and concurrence by DWQ to over $190,000. The Company is confident that the bond (if forfeited as a result of non- performance under the Stipulation) would cover the remaining reclamation and closure costs (including civil penalty if any) of the Tintic Project.

NORTH LILY MINING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - SEGMENT REPORTING

In June 1997, SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" was issued, which amends the requirements for a public enterprise to report financial and descriptive information about its reportable operating segments. Operating segments, as defined in the pronouncement, are components of an enterprise about which separate financial information is available that is evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Company has adopted SFAS No. 131 for the year ended December 31, 1997.

The Company has one reportable segment, land held for investment and sale. In 1997 the Company abandoned it's exploration and development of mineral properties and concentrated its efforts on the sale of its US claims and properties. Nominal sales were made in 1997 and 1998 and proceeds were charged against the carrying cost of the properties. Sales of land in 1999 were made through Xeres, the Company's majority controlled LLC.

NOTE 15 - COMPREHENSIVE INCOME

There are no adjustments necessary to net (loss) as presented in the accompanying statements of operations to derive comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income." for the years ended December 31, 1997, 1998 and 1999.

For the year ended December 31, 1996 the Company's Statement of Comprehensive Income is as follows:

Net (loss)                                   $ (662,557)
Unrealized holding gain on securities             8,270
                                             ------------

Comprehensive Income (loss)                   $(654,287)
                                             ============

NOTE 16 - SUBSEQUENT EVENTS

a) On April 7, 2000, the Company completed performance of closing requirements for its acquisition of privately held Loanmining.Com, Inc. ("LMC") by issuance of 5.83 million shares (the "Shares") of the Company`s restricted common stock. The Shares are restricted securities pursuant to Rule 144, are to be included in a Registration Statement by the Company after it updates its audits and reports to the Securities and Exchange Commission, and are to be subject to monthly sale restrictions for holdings in excess of 200,000 shares. The recipients of the Shares were the several stockholders of LMC, including its majority stockholder (Regina Mitchell), who received over 4 million of the Shares.

In consideration for the Shares, the Company acquired rights to the names Loanmining.Com, Inc. and Home Loan.Com; rights to a team of mortgage brokers, telemarketers, processing and closing staff represented to be capable of equalling the prior years production; and rights to the LMC internet web site development, the related business plan for home improvement financing, and the business model/implementation plan for LMC as for traditional "bricks and mortar" basis as well as a highly automated internet mortgage banker focused on the sub-prime mortgage niche. Substantial equity financings will be required to compete for mortgage lending business on the Internet, which already is populated by competitors of several types, some of who already have substantial financing and market penetration.

NORTH LILY MINING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - SUBSEQUENT EVENTS (continued)

In conjunction with this acquisition, the Company closed on a private placement financing of $245,000 in exchange for 7% Convertible Notes and Warrants. The Notes are due in periods of six to nine months from the date of issuance and are repayable or convertible, at the option of the holder, into shares of Common Stock of the Company at $0.20 per share (except for $25,000 at $0.50 per share). Warrants for the purchase of an aggregate 1,400,000 shares were issued as part of the sale of the notes and are exercisable at $5.00 and $7.50 per share during years one and two, respectively, from date of issue, and expire at various dates from February 2002 to April 2002. The Company utilized $63,000 of the proceeds to finance stock redemption and releases from dissident stockholders of Loanmining.Com, Inc.

In April 2000, the Company acquired 100% of the membership interests in Mortgage Partners Home Funding, LLC in consideration of 170,000 shares of the Company's common stock and $25,000 in promissory notes.

b) On July 25, 2000 the Company entered into a letter of intent to be acquired by Captain's Management, Inc. (Captain's) for ten shares of Captain's for every 14.5 shares of the Company when Captain's is registered and trading on a stock exchange. Captain's agreed to provide the Company with $360,000. The Company agreed to pledge a portion of its Utah properties to secure related financing to be obtained by Captain's. In addition, Captain's is to provide web site development and marketing for LMC at Captain's expense. Captain's is engaged in developing vertical market applications, virtual inventory systems, and a public interactive dynamic display network (in airports, music stores, movie theatres, shopping centres and other high public traffic locations) with its affiliate Touchvision for building and managing interactive systems.

NORTH LILY MINING COMPANY AND SUBSIDIARIES CONDENSED
CONSOLIDATED BALANCE SHEETS

                                                                                September, 30
                                                                                   2000
                                                                                (Unaudited)
ASSETS

Current Assets
    Cash                                                                   $          9,148
    Marketable securities                                                             2,263
    Accounts and notes receivable                                                    28,736
    Other                                                                            19,209
                                                                           ----------------
                    Total Current Assets                                             59,356

Property and equipment, net                                                          65,701
Land                                                                              1,006,986
Reclamation bond                                                                    191,500
Goodwill                                                                            454,335
Other                                                                                14,845
                                                                             --------------

                                                                             $    1,792,723
                                                                             ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
    Bank overdraft                                                          $       151,946
    Accounts payable                                                                643,310
    Line of credit                                                                   11,532
    Notes payable                                                                    97,581
    Reclamation liabilities                                                         191,500
    Convertible notes                                                               205,000
                                                                             --------------

                    Total Current Liabilities                                     1,300,869

Due to officers                                                                     116,500

Accounts payable in stock                                                           113,074
                                                                             --------------

                    Total Liabilities                                             1,530,443
                                                                             --------------

Minority Interest in LLC                                                            161,984
                                                                             --------------

Stockholders' Equity
    Common stock, $0.10 par value; authorized 30,000,000 shares;
        issued and outstanding 14,283,871 shares (September 30,2000)              1,428,387
     Addiional paid-in capital                                                   52,664,366
    Common stock subscribed                                                       (125,000)
    Accumulated (deficit)                                                      (53,867,457)
                                                                            ---------------

                   Total Stockholders' Equity                                       100,296
                                                                            ---------------

                                                                            $     1,792,723
                                                                            ===============
See accompanying notes to financial statements.

NORTH LILY MINING COMPANY AND SUBSIDIARIES CONDENSED
CONSOLIDATED STATEMENTS OF

OPERATIONS(UNAUDITED)

                                                                 For Nine Months Ended
                                                               September, 30    September, 30
                                                                   1999            2000

Revenue
     Mortgage brokerage revenues                          $            -   $       318,577
     Land sales                                                   50,659            56,698
                                                            ------------     -------------

              Total revenues                                      50,659           375,275
                                                            ------------     -------------
Cost of sales
    Cost of mortgage brokerage                                         -           218,475
    Cost of land sales                                            16,481            31,257
                                                            ------------     -------------
                                                                  16,481           249,732
                                                            ------------     -------------
Net profit                                                        34,178           125,543

Operating expenses
    General and administrative expenses                          229,926         1,101,871
    Silver City Project                                           33,208           114,411
                                                             ------------     -------------

              Operating (Loss)                                 (228,956)       (1,090,739)
                                                             ------------     -------------

Other income (expenses)
    Interest income                                                  901             6,745
    Interest expense                                               (597)          (12,803)

Other                                                                               14,845
    Amortization of goodwill                                          -          (249,597)
    Unrealized loss on marketable securities                     (4,092)           (3,823)
    Other, net                                                    64,413            1,953
                                                             ------------     -------------

                                                                  60,625         (257,525)
                                                             ------------     -------------

Net (loss)                                                $    (168,331)   $   (1,348,264)
                                                            ============     =============

Net (loss) per common share-basic and diluted             $       (0.03)   $        (0.12)
                                                            ============     =============

Weighted average common shares outstanding-
basic and diluted                                              4,902,122        10,970,782
                                                            ============     =============

See accompanying notes to financial statements

NORTH LILY MINING COMPANY AND SUBSIDIARIES CONDENSED
CONSOLIDATED STATEMENTS OF CASH

FLOWS(UNAUDITED)

                                                                       For Nine Months Ended
                                                                     September 30,   September 30,
                                                                         1999            2000

Cash flows from operating activities
     Net (loss)                                                     $ (168,331)   $ (1,348,264)
     Adjustments to reconcile net loss to net cash provided
       from (used for) operating activities
             Depreciation and amortization                                2,113         259,759
             Unrealized loss on marketable securities                     4,092           3,823
             Stock issued for services                                       -           90,000
             Minority Interest                                            1,517              -
     Changes in assets and liabilities
            (Increase) in notes and advances receivable                      -         (16,236)
            (Increase) in prepaid assets                                (5,000)           6,521
             Increase in accounts payable and accrued liabilities         5,265         611,454
             Increase in due to officers                                     -          116,500
            (Decrease) in reclamation liabilities, net                 (14,953)          20,494
     Net assets of subsidiaries acquired                                     -         (62,954)
     Other items                                                         18,361          42,666
                                                                    -----------    ------------

            Net cash provided (used) in operating activities           (156,936)       (276,237)
                                                                    -----------    ------------

Cash flows from investing activities
     Proceeds from sale of land                                          24,827              -
     Purchase of equipment                                                   -            (945)
     Investment in Loanmining.com                                            -         (53,207)
                                                                    -----------    ------------

           Net cash provided (used) in investing activities              24,827        (54,152)
                                                                    -----------    ------------

Cash flows from financing activities
     Proceeds from short-term borrowings, net                           243,467          36,159
     Proceeds from sale of common stock                                      -           40,000
     Proceeds from sale of convertible notes                                 -          245,000
     Deferred financing costs                                                -          (8,000)
                                                                    -----------    ------------

           Net cash provided by financing activities                    243,467         313,159
                                                                    -----------    ------------

Net  increase (decrease) in cash                                        111,358        (17,230)

Cash, beginning of periods                                               23,495          26,378
                                                                    -----------    ------------

Cash, end of periods                                                $   134,853   $       9,148
                                                                    ===========    ============

See accompanying notes to financial statements

NORTH LILY MINING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER’SEQUITY
NINE MONTHS ENDED SEPTEMBER 30, 2000

                                                        Common       Stock    Capital in Excess  Common Stock     Accumulated
                                                        Shares       Amount     of Par Value      Subscribed         Deficit

Balance, January 1, 2000                              5,002,122   $  500,212   $  52,382,692               0 $  (52,519,193)

Common stock issued for officers salaries             1,111,149      111,115          24,899               0               0
Common stock issued for services rendered               538,000       53,800         208,035               0               0
Common stock issued for cash per private placement      130,000       13,000          27,000               0               0
Common stock issued for acquisition of subsidiary       170,000       17,000               0               0               0
Common stock issued for acquisition of subsidiary     5,832,600      583,260         (83,260)              0               0
Common stock issued for services rendered               300,000       30,000          60,000               0               0
Common stock issued for convertible notes               200,000       20,000          20,000               0               0
Common stock issued for cash                          1,000,000      100,000          25,000        (125,000)              0
Net (loss)                                                    0            0               0               0      (1,348,264)
                                                     ----------  -----------    ------------     -----------    ------------
Balance, September 30, 2000                          14,283,871 $  1,428,387   $  52,664,366     $  (125,000) $  (53,867,457)
                                                     ==========  ===========    ============     ===========    ============

See accompanying notes to financial statements

NORTH LILY MINING COMPANY AND SUBSIDIARIE
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Going Concern

During 1999 the Company incurred a net loss o f $180,176 and at December 31, 1999 had a working capital deficiency of $357,110. Effective April 7, 2000, the Company acquired and commenced to consolidate results of operations of Loanmining.com, Inc. (“LMC”), which to date has increased the Company’s losses; see discussion below.

The Company has experienced substantial losses and has continually sold non-essential company assets to fund ongoing operations and property commitments. Management, in its efforts to ensure maximum fund availability, had reduced Company operating costs and deferred payment of fees for their services. The Company believes it held properties with the greatest value. The Company’s current focus on the business related to its recent acquisition of LMC has contributed to increased G&A expenses, and requires additional financing for website development and advertising. The Company’s letter of intent and subsequent acquisition agreement as currently being amended with Captain’s Management Corporation provides for such web development, advertising and certain funding, which have not yet been performed (see below). There is no assurance that the Company will timely receive adequate financing to compete in the highly competitive mortgage and related Internet arenas.

The Company requires funds for its future operations. Funding is traditionally provided to corporations by way of funds from ongoing company operations, funds from the issuance of company debt instruments, funds from company equity issues, and funds from the sale of company assets.

Dropping the Tuina mine, and continuing reclamation work at the Silver City Tintic Project, the Company does not have ongoing operations from which funds are being accumulated. With the Company’s present asset base, the Company is not able to generate funds from operations, except to the extent that a new project and financing may be acquired with Company stock or the sale of its Tintic, Utah land holdings, or profitability from its recently acquired LMC operations. Should the Company be unable to realize on its business and assets and discharge its liabilities in the normal course of business, the Company may be unable to continue in operations, and the net realizable value of its assets may be materially less than recorded on the consolidated balance sheets.

Disclosures

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. The unaudited financial statements reflect all adjustments, which are, in the preparation of interim period results, for the nine-month period ended September 30, 2000 of a normal recurring nature. The operating results for the nine-month period ended September 30, 2000 include the acquisition effective April 7, 2000 of Loanmining.Com, Inc (“LMC”) and are not necessarily indicative of the results that may be expected for the year ended December 31, 2000. For further information, refer to the operating loss and expenses discussed below and the consolidated financial statements for the year ended December 31, 1999.

Due to Officers

During 2000, the Company accrued officers’ salaries of $10,000 per month for each of its two officers. Through the date hereof, one officer received year 2000 advances pursuant to the Company’s employment agreement with the officer, aggregating $41,500, which were deducted from his year 2000 salary accruals. The other officer received advances in 1999 aggregating $68,641, which advances were secured by 137,282 shares of the Company’s common stock, owned by the officer. Those 1999 advances were deducted from that officer’s year 2000 salary accruals. Through the date hereof, that officer also received year 2000 advances pursuant to the Company’s employment agreement with the officer aggregating $52,700, resulting in that officer owing the Company a net amount of $31,341, which is to be repaid in cash or by forfeiture of two company shares per dollar owed by the officer at year end.

   ____________________________

Dealer prospectus Delivery Obligation

Until (insert date), all dealers that effect transactions in these securities, whether or not participating in this
offering, may be required to deliver a prospectus.  This is
in addition to the dealers' obligation to deliver a
prospectus when acting as underwriters and with respect to
their unsold allotments or subscriptions.
                                                                   NORTH LILY MINING COMPANY
                                                                   __________ shares of common stock
   ____________________________________

           TABLE OF CONTENTS

                                      Page
                                      ----

                                                                  ____________________________________
MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION                                        SELLING SHAREHOLDER
  AND RESULTS OF OPERATIONS........... 18                                    PROSPECTUS
MANAGEMENT............................ 20
                                                                  ____________________________________
EXECUTIVE COMPENSATION................ 22
BENEFICIAL OWNERS OF SECURITIES....... 27
TRANSACTIONS BETWEEN NORTH LILY
  AND RELATED PARTIES................. 28
DESCRIPTION OF SECURITIES............. 29
LIMITED TRADING FOR THE
  COMMON STOCK........................ 30
SELLING SECURITY HOLDERS AND
  PLAN OF DISTRIBUTION................ 30
SECURITIES AND EXCHANGE
  COMMISSION POSITION ON                                              ______________, 2001
  CERTAIN INDEMNIFICATION............. 33
EXPERTS............................... 33
DISCLOSURE REGARDING FORWARD-
  LOOKING STATEMENTS AND
  CAUTIONARY STATEMENTS............... 34
FINANCIAL INFORMATION...............  F-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification Of Directors And Officers.

        The Utah Business Corporation Act provides for indemnification by a corporation of costs incurred by directors, employees, and agents in connection with an action, suit, or proceeding brought by reason of their position as a director, employee, or agent. The person being indemnified must have acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation.

        Under our Articles Of Incorporation and bylaws, we are required to indemnify our directors, officers, and other representatives for costs incurred by each of them in connection with any action, suit, or proceeding brought by reason of their position as a director, officer, or representative.

Item 25. Other Expenses Of Issuance And Distribution.

        The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by North Lily in connection with the registration of the securities being offered. The selling shareholders will not pay any of the following expenses.

         Registration and filing fee ...................$ 1,177
         Printing*......................................$ 1,000
         Accounting fees*...............................$ 1,000
         Legal fees*....................................$15,000
         Miscellaneous*.................................$ 4,000
                                                        -------
                  Total*                                $22,177
                                                         ======

*Estimated

Item 26. Recent Sales Of Unregistered Securities.

        In the second quarter ended March 31, 2000, North Lily issued 1,111,149 shares of restricted common stock to two employees, officers and directors of North Lily in lieu of cash compensation pursuant to their employment agreements. These shares were issued pursuant to exemption from registration in accordance with Sections 3(b) and/or 4(2) of the Securities Act.

        During the quarter ended June 30, 2000, North Lily entered into a consulting agreement providing for the issuance of shares of common stock as compensation for the services performed. Pursuant to this agreement, in June 2000, North Lily issued 300,000 shares of restricted common stock to the consultant pursuant to an exemption from registration under Section 4(2) of the Securities Act.

        During the quarter ended September 30, 2000, North Lily agreed to issue an aggregate 266,577 shares of restricted common stock to employees of North Lily's Loanming.com subsidiary and 100,000 shares of restricted common stock a non-employee director in lieu of cash compensation, FEES AND REPAYMENT OF Advances. The exemptions relied upon for the issuance of these shares were Sections - 3(b) and/or 4(2) of the Securities Act.

        In April 2000, North Lily issued 5,832,600 shares of restricted common stock to the nine former shareholders of Loanmining.com in consideration of all the outstanding shares of Loanmining.com. In connection with this transaction, North Lily completed a private placement of 7% Convertible Promissory Notes and Common Stock Purchase Warrants to a limited number of purchasers for total consideration of $245,000. These securities were issued pursuant to one or more exemptions from registration in accordance with Rules 505 and/or 506 and/or Sections 3(b) and 4(2) of the Securities Act. Since August 2000, one investor has converted $150,000 of Notes into 750,000 shares of common stock.

        Also in April 2000, North Lily agreed to acquire Mortgage Partners Home Funding for 170,000 shares of restricted common stock and promissory notes in the principal amount of $25,000. The notes are past due and North Lily has agreed to convert the NOTES INTO A TOTAL OF 75,000 SHARES OF COMMON STOCK AT THE RATE OF $.33 PER SHARE. The exemption relied upon for the issuance of these securities was Section 4(2) of the Securities Act.

        In June 2000, North Lily completed a private placement of 130,000 shares of restricted common stock to one purchaser for $40,000 pursuant to an exemption from registration under Section 4(2) of the Securities Act.

        Also in June 2000, North Lily issued 1,000,000 shares of restricted common stock to one entity in consideration for a joint venture providing commercial lending business and facilitation arrangements for Loanming.com and $125,000 in capital. These shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act. The transaction was not completed and North Lily is seeking the return of the 1,000,000 shares.

Item 27. Exhibits.

        The following is a complete list of exhibits filed as part of this registration statement, which exhibits will be further referenced by amendment and are incorporated herein.

Number                          Description

3.1	Articles Of Incorporation, as amended, filed with the Utah Secretary Of State on December 1, 1986 (1)

3.2	Articles Of Amendment, filed with the Utah Secretary Of State on December 30, 1998 *

3.3	Bylaws (2)

4.1	Specimen Common Stock Certificate (3)

4.2	Form of 7% Convertible Note (8)

4.3	Form of Warrant (8)

5.1	Opinion of Patton Boggs LLP concerning the legality of the securities being registered *

10.1	Tuina Agreement *

10.2	Letter Agreement dated August 6, 1993 (4)

10.3	Baja Gold Inc. Loan Documents *

10.4	W. Gene Webb Employment Agreement (6)

10.5	Stephen E. Flechner Employment Agreement (6)

10.6	W. Gene Webb and Stephen E. Flechner Amended Employment Agreements (7)

10.7	Quit Claim Deed transferring Tintic Utah Properties to Xeres Tintic, LLC and Loan from Quest Ventures Ltd. of Vancouver, B.C. *

10.8	Exchange Agreement dated March 8, 2000 (Loanmining.com Inc.) (8)

10.9	1996 Stock Option Plan *

10.10	1996 Restricted Stock Plan (9)

10.11	2000 Stock Retainer Plan (9)

10.12	Management Consultant Agreement with Pinnacle Performance Fund, Inc. dated April 15, 2000 (10)

21.1	List of Subsidiaries of North Lily

23.1	Consent of Patton Boggs LLP (included in Opinion in Exhibit 5.1) *

23.2	Consent of Wheeler Wasoff, P.C.

24.1	Power of Attorney (included in Part II of Registration Statement)

        * To be filed by amendment.

(1)	Incorporated by reference to the Exhibits to North Lily’s Form 10-KSB for the fiscal year ended December 31, 1987.

(2)	Incorporated by reference to the Exhibits to North Lily’s Form 10-KSB for the fiscal year ended December 31, 1983.

(3)	Incorporated by reference to the Exhibits to North Lily’s Form 10-KSB for the fiscal year ended December 31, 1991.

(4)	Incorporated by reference to the Exhibits to North Lily's Form 8-K dated August 6, 1993.

(5)	Incorporated by reference to the Exhibits to North Lily’s Form 10-KSB/A for the fiscal year ended December 31, 1994.

(6)	Incorporated by reference to the Exhibits to North Lily’s Form 10-KSB for the fiscal year ended December 31, 1995.

(7)	Incorporated by reference to the Exhibits to North Lily's form 8-K dated October 2, l997.

(8)	Incorporated by reference to the Exhibits to North Lily's Form 8-K dated April 7, 2000.

(9)	Incorporated by reference to the Exhibits to North Lily’s Registration Statement on Form S-8 filed with the SEC on December 5, 2000.

Item 28. Undertakings.

        1. North Lily hereby undertakes:

        (a) to file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(1)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)	to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in registration statement (or the most recent post-effective amendment thereof); and

(3)	to include any additional or changed material information on the plan of distribution.

        (b) That for determining liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof;

        (c) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the offering.

        3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of North Lily pursuant to the foregoing provisions, or otherwise, North Lily has been advised that in the option of the Securities And Exchange Commission, that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by North Lily of expenses incurred or paid by a director, officer or a controlling person of North Lily in the successful defense of any action, suit or proceeding) is asserted by that director, officer or a controlling person in connection with the securities being registered, North Lily will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, North Lily certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Denver, State of Colorado, on February 14, 2001.

                                                                                                                       NORTH LILY MINING COMPANY

                                                                                                                       By: /s/   Stephen E. Flechner
                                                                                                                               Stephen E. Flechner, Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of North Lily, by virtue of their signatures appearing below to this registration statement hereby constitute and appoint Stephen E. Flechner or W. Gene Webb, and each or either of them, with full power of substitution, as attorney-in-fact in their names, place and stead to execute any and all amendments to this registration statement in the capacities set forth opposite their name and hereby ratify all that said attorney-in-fact and each of them or his substitutes may do by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates indicated.

                                  Signatures                                                                    Title                                                       Date

 /s/ Stephen E. Flechner                                                             President, Chief Executive Officer                         February 14, 2001
Stephen E. Flechner                                                                   (Chief Executive Officer); and
                                                                                                      Director

 /s/ W. Gene Webb                                                                    Executive Vice President (Chief                             February 14, 2001
W. Gene Webb                                                                           Financial Officer), Corporate
                                                                                                      Secretary, and Director

 /s/ Theodore E. Loud                                                              Director                                                                     February 14, 2001
Theodore E. Loud

EXHIBIT INDEX

        The following is a complete list of exhibits filed as part of this registration statement, which exhibits will be further referenced by amendment and are incorporated herein.

Number                          Description

3.1	Articles Of Incorporation, as amended, filed with the Utah Secretary Of State on December 1, 1986 (1)

3.2	Articles Of Amendment, filed with the Utah Secretary Of State on December 30, 1998 *

3.3	Bylaws (2)

4.1	Specimen Common Stock Certificate (3)

4.2	Form of 7% Convertible Note (8)

4.3	Form of Warrant (8)

5.1	Opinion of Patton Boggs LLP concerning the legality of the securities being registered *

10.1	Tuina Agreement *

10.2	Letter Agreement dated August 6, 1993 (4)

10.3	Baja Gold Inc. Loan Documents *

10.4	W. Gene Webb Employment Agreement (6)

10.5	Stephen E. Flechner Employment Agreement (6)

10.6	W. Gene Webb and Stephen E. Flechner Amended Employment Agreements (7)

10.7	Quit Claim Deed transferring Tintic Utah Properties to Xeres Tintic, LLC and Loan from Quest Ventures Ltd. of Vancouver, B.C. *

10.8	Exchange Agreement dated March 8, 2000 (Loanmining.com Inc.) (8)

10.9	1996 Stock Option Plan *

10.10	1996 Restricted Stock Plan (9)

10.11	2000 Stock Retainer Plan (9)

10.12	Management Consultant Agreement with Pinnacle Performance Fund, Inc. dated April 15, 2000 (10)

21.1	List of Subsidiaries of North Lily

23.1	Consent of Patton Boggs LLP (included in Opinion in Exhibit 5.1) *

23.2	Consent of Wheeler Wasoff, P.C.

24.1	Power of Attorney (included in Part II of Registration Statement)

        * To be filed by amendment.

(1)	Incorporated by reference to the Exhibits to North Lily’s Form 10-KSB for the fiscal year ended December 31, 1987.

(2)	Incorporated by reference to the Exhibits to North Lily’s Form 10-KSB for the fiscal year ended December 31, 1983.

(3)	Incorporated by reference to the Exhibits to North Lily’s Form 10-KSB for the fiscal year ended December 31, 1991.

(4)	Incorporated by reference to the Exhibits to North Lily's Form 8-K dated August 6, 1993.

(5)	Incorporated by reference to the Exhibits to North Lily’s Form 10-KSB/A for the fiscal year ended December 31, 1994.

(6)	Incorporated by reference to the Exhibits to North Lily’s Form 10-KSB for the fiscal year ended December 31, 1995.

(7)	Incorporated by reference to the Exhibits to North Lily's form 8-K dated October 2, l997.

(8)	Incorporated by reference to the Exhibits to North Lily's Form 8-K dated April 7, 2000.

(9)	Incorporated by reference to the Exhibits to North Lily’s Registration Statement on Form S-8 filed with the SEC on December 5, 2000.